EXHIBIT 2.1

                                                                  EXECUTION COPY


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                          AGREEMENT AND PLAN OF MERGER

                                  by and among

                      THE READER'S DIGEST ASSOCIATION, INC.

                              RD MERGER SUB, INC.,

                              ALLRECIPES.COM, INC.

                                       and

               THE ALLRECIPES.COM, INC. SHAREHOLDER REPRESENTATIVE




                                 March 31, 2006



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
                                TABLE OF CONTENTS


                                                                                                               PAGE

1.       DEFINITIONS.............................................................................................1

         1.1.     Certain Matters of Construction................................................................1

         1.2.     Certain Definitions............................................................................2

2.       THE MERGER.............................................................................................12

         2.1.     The Merger....................................................................................12

         2.2.     Effective Time................................................................................13

         2.3.     Effect of the Merger..........................................................................13

         2.4.     Articles of Incorporation; Bylaws.............................................................13

         2.5.     Directors and Officers........................................................................13

         2.6.     The Merger Consideration; Effect on Outstanding Securities of the Company.....................13

         2.7.     Payment; Exchange of Certificates.............................................................16

         2.8.     Lost, Stolen or Destroyed Certificates........................................................17

         2.9.     Adjustment to Merger Price....................................................................18

         2.10.    Taking of Necessary Action; Further Action....................................................20

         2.11.    Tax Treatment.................................................................................20

         2.12.    Withholding...................................................................................21

         2.13.    Escrow Agreement; Delivery of Merger Price Escrow Amount and Indemnity Escrow Amount..........21

         2.14.    Shareholder Representative....................................................................21

3.       REPRESENTATIONS AND WARRANTIES OF THE COMPANY..........................................................22

         3.1.     Corporate Matters.............................................................................22

         3.2.     Financial Statements..........................................................................25

         3.3.     Change in Condition since Balance Sheet Date..................................................25

         3.4.     Environmental Matters.........................................................................27

         3.5.     Real and Personal Property....................................................................27

         3.6.     Intellectual Property Rights..................................................................28

         3.7.     Certain Contractual Obligations...............................................................31

         3.8.     Insurance.....................................................................................33

         3.9.     Litigation....................................................................................33

         3.10.    Compliance with Laws..........................................................................34


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                                TABLE OF CONTENTS
                                   (CONTINUED)

                                                                                                               PAGE

         3.11.    Tax Matters...................................................................................34

         3.12.    Employee Benefit Plans/Labor Matters..........................................................37

         3.13.    Accounts and Notes Receivable and Payable.....................................................39

         3.14.    Related Party Transactions....................................................................39

         3.15.    Certain Governmental Matters..................................................................39

         3.16.    Advertising Customers.........................................................................40

         3.17.    Brokers.......................................................................................40

4.       REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB................................................40

         4.1.     Corporate Matters.............................................................................40

         4.2.     Merger Consideration..........................................................................41

         4.3.     Litigation....................................................................................41

         4.4.     Brokers.......................................................................................41

         4.5.     Investigation; No Additional Representations; No Reliance.....................................41

5.       CERTAIN AGREEMENTS OF THE PARTIES......................................................................42

         5.1.     Treatment of Transfer and Other Taxes.........................................................42

         5.2.     Operation of Business, Related Matters........................................................43

         5.3.     Preparation for Closing.......................................................................46

         5.4.     Confidentiality Agreement.....................................................................47

         5.5.     Intentionally deleted.........................................................................47

         5.6.     Directors' and Officers' Indemnification and Insurance........................................47

         5.7.     Further Assurances............................................................................48

         5.8.     Financial Reporting...........................................................................48

         5.9.     Exclusivity...................................................................................48

         5.10.    Access to Information.........................................................................49

6.       CONDITIONS TO THE OBLIGATION TO CLOSE OF PARENT........................................................49

         6.1.     Representations and Warranties................................................................50

         6.2.     Performance of Agreements.....................................................................50

         6.3.     Legality; Governmental Authorization; Litigation..............................................50

         6.4.     Closing Certificate...........................................................................50


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
                                TABLE OF CONTENTS
                                   (CONTINUED)

                                                                                                               PAGE

         6.5.     Termination of Certain Agreements.............................................................50

         6.6.     Dissenting Shares.............................................................................50

         6.7.     Consents......................................................................................50

         6.8.     Employment Agreements.........................................................................50

         6.9.     Legal Opinion.................................................................................51

         6.10.    Escrow Agreement..............................................................................51

         6.11.    No Material Adverse Effect....................................................................51

         6.12.    FIRPTA........................................................................................51

         6.13.    Financial Statements..........................................................................51

         6.14.    General.......................................................................................51

7.       CONDITIONS TO THE OBLIGATION TO CLOSE OF THE COMPANY...................................................51

         7.1.     Representations and Warranties................................................................51

         7.2.     Performance of Agreements.....................................................................51

         7.3.     Legality; Government Authorization; Litigation................................................52

         7.4.     Closing Certificate...........................................................................52

         7.5.     Termination of Agreements.....................................................................52

         7.6.     Legal Opinion.................................................................................52

         7.7.     Escrow Agreement..............................................................................52

         7.8.     General.......................................................................................52

8.       EMPLOYMENT AND EMPLOYEE BENEFITS ARRANGEMENTS..........................................................52

         8.1.     Compensation of Company Employees.............................................................52

         8.2.     Substantially Equivalent Benefits.............................................................52

         8.3.     Bonus Plans...................................................................................52

         8.4.     Recognition of Service........................................................................53

         8.5.     Welfare Plans.................................................................................53

         8.6.     Defined Contribution 401(k) Plan..............................................................53

         8.7.     WARN..........................................................................................53

         8.8.     Third-Party Rights............................................................................53

9.       INDEMNIFICATION........................................................................................53


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
                                TABLE OF CONTENTS
                                   (CONTINUED)

                                                                                                               PAGE

         9.1.     Company's Indemnification.....................................................................53

         9.2.     Monetary Limitations..........................................................................54

         9.3.     Limitations on Direct Company Equityholder Claims.............................................55

         9.4.     Loss Mitigation Limitations...................................................................55

         9.5.     Time Limitations..............................................................................55

         9.6.     Escrow Funds..................................................................................56

         9.7.     Third Party Claims............................................................................56

         9.8.     Certain Other Indemnity Matters...............................................................57
         9.9.     Tax Treatment of Indemnity Payments...........................................................57

10.      CONSENT TO JURISDICTION; JURY TRIAL WAIVER.............................................................57

         10.1.    CONSENT TO JURISDICTION.......................................................................58

         10.2.    WAIVER OF JURY TRIAL..........................................................................58

11.      TERMINATION............................................................................................58

         11.1.    Termination of Agreement......................................................................58

12.      MISCELLANEOUS..........................................................................................60

         12.1.    Entire Agreement; Waivers.....................................................................60

         12.2.    Amendment or Modification.....................................................................60

         12.3.    Severability..................................................................................60

         12.4.    Successors and Assigns........................................................................60

         12.5.    Notices.......................................................................................61

         12.6.    Public Announcements..........................................................................62

         12.7.    Headings......................................................................................62

         12.8.    Disclosure....................................................................................62

         12.9.    Expenses......................................................................................62

         12.10.   Amounts Paid and Calculated in U.S. Dollars...................................................62

         12.11.   Third Party Beneficiaries.....................................................................62

         12.12.   Counterparts..................................................................................62

         12.13.   Governing Law.................................................................................63

         12.14.   Specific Performance..........................................................................63

         12.15.   Negotiation of Agreement......................................................................63
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SCHEDULES
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Schedule D

EXHIBITS
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Exhibit A-1     Certificate of Merger (Washington)
Exhibit A-2     Certificate of Merger (Delaware)
Exhibit A-3     Amended and Restated Articles of Surviving Corporation
Exhibit B       Form of Letter of Transmittal
Exhibit C       Escrow Agreement












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                          AGREEMENT AND PLAN OF MERGER

           This Agreement and Plan of Merger (this "Agreement") is entered into as of March 31, 2006, among THE READER'S DIGEST ASSOCIATION, INC., a Delaware corporation ("Parent"), RD MERGER SUB, INC., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), ALLRECIPES.COM, INC., a
Washington corporation (the "Company"), and the Shareholder Representative named herein.

                                    RECITALS

           A. The respective Boards of Directors of the Company, Parent and
Merger Sub believe it advisable and in their respective best interests to effect a merger of Merger Sub with and into the Company upon the terms and subject to the conditions set forth in this Agreement (the "Merger"), such that Parent will acquire 100% equity ownership of the Company.

           B. The Board of Directors and shareholders of the Company have approved this Agreement and the Merger as required by applicable law.

           C. The Boards of Directors of Parent and Merger Sub and Parent, as sole shareholder of Merger Sub, have each approved this Agreement and the Merger as required by applicable law.

           D. Concurrent with the execution and delivery of this Agreement, (1) certain shareholders of the Company representing over 75% of the voting interests in the Company have entered into a Support Agreement with Parent and Merger Sub (the "Support Agreement") and (2) the employees listed on Schedule D have entered into employment agreements with the Company and Parent providing for continued employment with the Surviving Corporation, effective at the Closing (the "Employment Agreements").

           E. Pursuant to the Merger, each outstanding share of Company Stock will be converted solely into the right to receive cash payment, as provided in
Section 2.6, upon the terms and subject to the conditions set forth in this Agreement and each share of Merger Sub Stock shall be converted into one share of common stock of the Surviving Corporation.

                                    AGREEMENT

           Therefore, in consideration of the foregoing and the mutual agreements and covenants set forth below, Parent, Merger Sub and the Company hereby agree as follows:

1.   DEFINITIONS. For purposes of this Agreement:

           1.1. Certain Matters of Construction. In addition to the definitions referred to or set forth below in this Section 1:

          (a) The words "hereof", "herein", "hereunder" and words of similar import shall refer to this Agreement as a whole and not to any particular
     Section or provision of this Agreement, and reference to a particular
     Section of this Agreement shall include all subsections thereof;


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          (b) The words "party" and "parties" shall refer to the Company, Merger
     Sub and Parent;

          (c) Definitions shall be equally applicable to both the singular and plural forms of the terms defined, and references to the masculine, feminine or neuter gender shall include each other gender;

          (d) Accounting terms used herein and not otherwise defined herein are used herein as defined by Generally Accepted Accounting Principles (as defined below) in effect as of the date hereof, consistently applied;

          (e) All references in this Agreement to any Exhibit or Schedule shall, unless the context otherwise requires, be deemed to be a reference to an Exhibit or Schedule, as the case may be, as such may be amended in accordance with Section 5.3.4 to this Agreement, all of which are made a part of this Agreement; and

          (f) The words "including" and "include" shall be read to be followed by the words "without limitation" or words having similar import.

           1.2. Certain Definitions. The following terms shall have the following meanings:

                1.2.1. "Accounting Referee" shall mean Grant Thornton LLP.

                1.2.2. "Acquisition Transaction" is defined in Section 5.9.1.

                1.2.3. "Action" shall mean any claim (including counterclaims), action, cause of action or suit (in contract, tort or otherwise), mediation, inquiry, proceeding or investigation by or before any Governmental Authority.

                1.2.4. "Adjusted Merger Price" means a cash amount equal to the Merger Consideration, less (i) the amount of any Estimated Company Debt, less
(ii) the Estimated Transaction Expenses, plus (iii) the amount of Estimated
Cash.

                1.2.5. "Affiliate" shall mean, as to the Company (or other specified Person), each Person, directly or indirectly, controlling, controlled by or under common control with the Company (or such specified Person). For purposes of this definition, the term "control" (including the terms
"controlling," "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or otherwise. In the case of an individual, "Affiliate" includes that individual's spouse, member of his immediate family (including parents, siblings and children) and (iii) any Person that, directly or indirectly, is controlled by any of the foregoing individuals.

                1.2.6. "Agreement" is defined in the Preamble.


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                1.2.7. "Balance Sheet" shall mean the unaudited balance sheet of the Company as of December 31, 2005.

                1.2.8. "Balance Sheet Date" shall mean December 31, 2005.

                1.2.9. "Basket" is defined in Section 9.2.

                1.2.10. "Broker" is defined in Section 3.17.

                1.2.11. "Business" shall mean the business of the Company as currently conducted and as conducted at any time in the past twelve (12) months.

                1.2.12. "Business Day" shall mean any day on which banking institutions in Seattle, Washington and New York, New York are customarily open for the purpose of transacting business.

                1.2.13. "By-laws" shall mean the corporate by-laws of a corporation, as from time to time in effect.

                1.2.14. "Cash Equivalents" shall mean all cash on hand in the Company's bank, lock box or other deposit accounts less the amounts of any checks, drafts and wire transfers issued on or prior to, but not yet settled as of, the date of determination, and all marketable securities, calculated in accordance with Generally Accepted Accounting Principles applied on a basis consistent with the preparation of the Financial Statements, plus, except as set forth on Schedule 1.2.14, the aggregate exercise price of all options and warrants.

                1.2.15. "Certificate of Merger" is defined in Section 2.2.

                1.2.16. "Certificates" is defined in Section 2.7.2(a).

                1.2.17. "Charter" shall mean the certificate or articles of incorporation, organization or formation or other charter or organizational documents of any Person (other than an individual), each as from time to time in effect.

                1.2.18. "Claim" is defined in Section 13.1.

                1.2.19. "Closing" is defined in Section 2.1.2.

                1.2.20. "Closing Cash" is defined in Section 2.9.2

                1.2.21. "Closing Date" shall mean the date of the Closing.

                1.2.22. "Closing Statement" is defined in Section 2.9.2.

                1.2.23. "Closing Transaction Expenses" is defined in Section
2.9.2.

                1.2.24. "Code" shall mean the federal Internal Revenue Code of 1986, as amended and as in effect as of the date hereof.


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                1.2.25. "Common Base Number" shall mean the aggregate number of shares of Common Stock outstanding immediately prior to the Effective Time, assuming (a) conversion of all Preferred Stock in accordance with the terms of the Company's Charter and (b) exercise of all In-the-Money Company Convertible
Securities outstanding immediately prior to the Effective Time, to the extent exercisable or convertible for shares of Common Stock.

                1.2.26. "Common Merger Consideration Per Share" shall mean the dollar amount equal to (a) the Merger Consideration, minus the Preferred
Preferential Amount, divided by (b) the Common Base Number; provided, however, that if as a result of clause (y) of Sections 2.6.1, 2.6.2 and 2.6.3, the Preferred Stock is deemed to be converted into Common Stock, then "Common Merger
Consideration Per Share" shall mean the dollar amount equal to (a) the Merger
Consideration divided by (b) the Common Base Number.

                1.2.27. "Common Stock" shall mean the shares of Common Stock of the Company, no par value per share.

                1.2.28. "Company" is defined in the Preamble.

                1.2.29. "Company Debt" shall mean the sum of (a) the principal amount of any indebtedness of the Company for borrowed money, including any debentures, bonds and preferred stock (other than the Preferred Stock), together with all prepayment premiums, unpaid fees or expenses, interest, dividends, penalties and other amounts due or becoming due as a result of the Merger, (b) all obligations under leases required to be capitalized in accordance with Generally Accepted Accounting Principles, (c) any payment obligations of the Company in respect of outstanding letters of credit which are not evidenced by trade payables, (d) any liability of the Company with respect to outstanding interest rate swaps, collars, caps and similar hedging obligations, (e) all obligations of the Company issued or assumed as the deferred purchase price of property, all conditional sale obligations, and all obligations under any title retention agreement (but excluding trade accounts payable arising in the Ordinary Course of Business); (f) any outstanding indebtedness of the type referred to in clauses (a) through (e) above of any Person other than the Company which is either guaranteed by, or secured by a security interest upon any property owned by, the Company, and (g) any unpaid interest, prepayment premiums or penalties accrued or owing as of the date of determination on any such indebtedness of the Company.

                1.2.30. "Company Employees" shall mean all employees of the Company at the time of determination.

                1.2.31. "Company Equityholder" shall mean each holder of Company
Securities immediately prior to the Effective Time.

                1.2.32. "Company Plans" is defined in Section 3.12(a).

                1.2.33. "Company Securities" shall mean (i) all shares of Company Stock issued and outstanding immediately prior to the Effective Time,
(ii) all vested Options issued and outstanding immediately prior to the Effective Time and (iii) all Warrants issued and outstanding immediately prior to the Effective Time.


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                1.2.34. "Company Stock" shall mean the issued and outstanding shares of Common Stock, the Series B Preferred Stock, the Series C Preferred
Stock, the Series D Preferred Stock and the Series E Preferred Stock.

                1.2.35. "Confidentiality Agreement" is defined in Section 5.4.

                1.2.36. "Contracts" is defined in Section 3.7.

                1.2.37. "Contractual Obligation" shall mean, with respect to any Person, any contract, agreement, deed, mortgage, lease, license, indenture, note, bond, document, instrument or other arrangement, understanding, undertaking, commitment or obligation whether written or oral to which such Person is legally bound.

                1.2.38. "Copyrights" is defined in the definition of Intellectual Property.

                1.2.39. "Development" is defined in Section 5.3.3.

                1.2.40. "DGCL" shall mean the Delaware General Corporation Law, as the same may be from time to time amended.

                1.2.41. "D&O Indemnified Parties" is defined in Section 5.6.1.

                1.2.42. "Dissenting Shares" is defined in Section 2.6.9.

                1.2.43. "Effective Time" is defined in Section 2.2.

                1.2.44. "Enforceable" shall mean, with respect to any Contractual Obligation, that such Contractual Obligation is the legal, valid and binding obligation of the Person in question, enforceable against such Person in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally and general principles of equity (whether considered in a proceeding at law or in equity).

                1.2.45. "Environmental Laws" shall mean any Legal Requirement, as now or hereafter in effect, in any way relating to (i) releases or threatened releases of Hazardous Substances, (ii) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or (iii) the protection of human health and safety, the environment or natural resources.

                1.2.46. "ERISA" shall mean the federal Employee Retirement
Income Security Act of 1974, as amended and as in effect as of the date hereof.

                1.2.47. "Escrow Agent" shall mean [          ].

                1.2.48. "Escrow Agreement" is defined in Section 2.13.


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                1.2.49. "Estimated Cash" is defined in Section 2.9.1.

                1.2.50. "Estimated Company Debt" is defined in Section 2.9.1.

                1.2.51. "Estimated Transaction Expenses" is defined in Section
2.9.1.

                1.2.52. "Financial Statements" is defined in Section 3.2.1.

                1.2.53. "Fundamental Representations" is defined in Section 9.2.

                1.2.54. "Generally Accepted Accounting Principles" shall mean generally accepted accounting principles in the United States as in effect at the time of preparation of the Financial Statements.

                1.2.55. "Governmental Authority" shall mean any U.S. or non-U.S.
government and any state, commonwealth, territory, possession, county, or municipality thereof, or the government of any political subdivision of any of the foregoing, or any U.S. or non-U.S. entity, authority, agency, ministry or other similar body exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government, including any authority or other quasi-governmental entity established to perform any of such functions.

                1.2.56. "Governmental Order" shall mean any order, injunction, judgment, ruling, decree, stipulation, determination, writ, assessment or award entered by any Governmental Authority.

                1.2.57. "Government Contract" is defined in Section 3.15.

                1.2.58. "Hazardous Substances" shall mean: (i) substances defined in or regulated as toxic or hazardous under the following federal statutes and their state counterparts, as well as these statutes' implementing regulations, in each case, as amended: the Hazardous Materials Transportation
Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental
Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking
Water Act, the Asbestos Hazard Emergency Response Act, the Atomic Energy Act, the Toxic Substances Control Act, the Federal Insecticide, Fungicide, and
Rodenticide Act, the Clean Air Act and the Occupational Safety and Health Act;
(ii) petroleum and petroleum products, including crude oil and any fractions thereof; (iii) natural gas, synthetic gas and any mixtures thereof; (iv) PCBs;
and (v) asbestos.

                1.2.59. "In-the-Money Company Convertible Securities" shall mean all Options and Warrants the exercise price of which is less than the amount of the Merger Consideration that the holder of such Options or Warrants would be entitled to receive with respect to the underlying securities.

                1.2.60. "Indemnity Escrow Amount" shall mean $4,950,000.


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                1.2.61. "Intellectual Property" means all intellectual property rights of the Company arising from or in respect of the following, whether protected, created or arising under the laws of the United States or any other jurisdiction: (i) all patents and applications therefor, including continuations, provisionals, continuations-in-part, or reissues of patent applications and patents issuing thereon, and all similar rights arising under the Legal Requirements of any jurisdiction (collectively, "Patents"), (ii) all trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names and corporate names and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof,
(collectively, "Marks"), (iii) all copyrights and registrations and applications therefor, works of authorship and mask work rights (collectively, "Copyrights"),
(iv) all discoveries, concepts, ideas, research and development, know-how, formulae, inventions, compositions, manufacturing and production processes and techniques, technical data, procedures, designs, drawings, specifications, databases, and other proprietary or confidential information, including customer lists, supplier lists, pricing and cost information, and business and marketing plans and proposals of the Company, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Copyrights or Patents
(collectively, "Trade Secrets"), and (v) all Software and Technology of the
Company.

                1.2.62. "Intellectual Property Licenses" means (i) any grant by the Company to another Person of any right to use any of the Intellectual
Property, and (ii) any grant by another Person to the Company of a right to use such Person's intellectual property rights included in the Intellectual
Property.

                1.2.63. "Interim Financials" is defined in Section 3.2.1(b).

                1.2.64. "IRS" means the United States Internal Revenue Service.

                1.2.65. "Knowledge of the Company" shall mean those facts or circumstances known by the Chief Executive Officer, all persons who report directly to him, and the Chief Financial Officer, or any facts or circumstances which should be known by such persons following reasonable inquiry in the ordinary course of fulfilling their respective duties and responsibilities, taking into account the size, nature and stage of development of the Company.

                1.2.66. "Leases" is defined in Section 3.5.2.

                1.2.67. "Legal Requirement" shall mean any federal, state, local or foreign law (including common law), statute, ordinance, code, rule or regulation, or any Governmental Order, or any license, franchise, consent, approval, permit or similar right granted under any of the foregoing.

                1.2.68. "Letter of Transmittal" is defined in Section 2.7.2(a).

                1.2.69. "Liabilities" means any indebtedness, liability, commitment, expense, claim, deficiency, guaranty or obligation of any type
(whether direct or indirect, absolute or contingent, known or unknown, accrued or unaccrued).


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                1.2.70. "Lien" shall mean any lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement, encumbrance or any other restriction or limitation whatsoever, provided, however, that the term "Lien" shall not include (i) statutory liens for Taxes not yet due, (ii) encumbrances in the nature of zoning restrictions, easements, rights or restrictions of record on the use of real property if the same do not materially detract from the value of the property encumbered thereby or materially impair the use of such property in the Business as currently conducted or proposed to be conducted and are shown on title reports delivered to Parent prior to the date hereof, (iii) liens to secure landlords, lessors or renters under leases or rental agreements confined to the premises rented, (iv) deposits or pledges made in connection with, or to secure payment of, worker's compensation, unemployment insurance, old age pension programs mandated under applicable Legal Requirements, (v) liens in favor of carriers, warehousemen, mechanics and materialmen, liens to secure claims for labor, materials or supplies and other like liens in respect of claims not yet due and (vi) restrictions on transfer of securities imposed by applicable state and federal securities laws.

                1.2.71. "Loss" shall mean any loss, liability, claim, damage or expense (including costs of investigation and defense and reasonable attorneys' fees), whether or not involving a third party claim.

                1.2.72. "Marks" is defined in the definition of Intellectual
Property.

                1.2.73. "Material Adverse Effect" shall mean any change, effect or circumstance that, together with all other related changes, effects and circumstances, is or could reasonably expected to be materially adverse to the Business, assets, financial condition, or results of operations of the Company, taken as a whole, or that materially and adversely affects the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated hereby; provided, however, that none of the following shall be deemed in themselves (either alone or in combination) to constitute, and none shall be taken into account in determining whether, there has been a Material Adverse Effect: (i) any change, effect or circumstance that arises out of or relates to a general deterioration in the economy or in the industries in which the Company operates (but solely to the extent that any such change does not (x) materially damage assets and properties or (y) have a disproportionate effect on the Company as compared to its competitors); (ii) any change, effect or circumstance that arises out of or relates to the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any other calamity or crisis, including an act of terrorism; (iii) any change, effect or circumstance that arises out of or relates to a natural disaster or any other natural occurrence beyond the control the Company (but solely to the extent that any such change does not have a disproportionate effect on the Company as compared to their competitors); (iv) any change, effect or circumstance that arises out of or relates to the announcement or pendency of the transactions contemplated hereby
(including any cancellations of or delays in customer orders, any reduction in sales, any disruption in supplier, distributor, partner or similar relationships or any loss of employees); and (v) any adverse change, effect, event, occurrence, state of facts or development that arises out of or relates to any change in accounting requirements or principles imposed upon the Company or any change in applicable laws, rules or regulations or the interpretation thereof.\


                                       8

                1.2.74. "Merger" is defined in the Recitals.

                1.2.75. "Merger Consideration" shall mean a cash amount equal to the Merger Price, less (i) the Indemnity Escrow Amount and less (ii) the Merger Price Escrow Amount.

                1.2.76. "Merger Price" shall mean a cash amount equal to $66,000,000 as adjusted in accordance with Section 2.9.

                1.2.77. "Merger Price Escrow Amount" means $330,000.

                1.2.78. "Merger Sub" is defined in the Preamble.

                1.2.79. "Option" shall mean any outstanding vested and exercisable option to purchase Common Stock.

                1.2.80. "Option Plans" shall mean the Company's 1999 Stock Plan and the Company's 2000 Stock Plan, each as amended from time to time.

                1.2.81. "Ordinary Course of Business" shall mean the ordinary and usual course of day-to-day operations of the business of the Company through the date hereof consistent with past practice.

                1.2.82. "Parent" is defined in the Preamble.

                1.2.83. "Parent Indemnitee" is defined in Section 9.1.

                1.2.84. "Patents" is defined in the definition of Intellectual Property.

                1.2.85. "Paying Agent" means [JPMorgan Chase].

                1.2.86. "Permits" is defined in Section 3.10.

                1.2.87. "Person" shall mean any individual, partnership, corporation, limited liability company, association, trust, joint venture, unincorporated organization or other entity other than any Governmental Authority.

                1.2.88. "Personalty Leases" is defined in Section 3.5.1.

                1.2.89. "Preferred Preferential Amount" shall mean the sum of
(i) the total of the Series B Preferred Preferential Amount received by holders of Series B Preferred Stock pursuant to this Agreement, plus (ii) the total of the Series C Preferred Preferential Amount received by holders of Series C Preferred Stock pursuant to this Agreement, plus (iii) the total of the Series D Preferred Preferential Amount received by holders of Series D Preferred Stock pursuant to this Agreement, plus (iv) the total of the Series E Preferred Preferential Amount received by holders of Series E Preferred Stock pursuant to this Agreement.

                1.2.90. "Preferred Stock" shall mean, collectively, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock.

                1.2.91. "Real Property" is defined in Section 3.5.2.

                1.2.92. "Related Persons" is defined in Section 3.14.

                1.2.93. "Representatives" is defined in Section 5.9.1.

                1.2.94. "Series B Preferred Stock" shall mean the shares of Series B Preferred Stock of the Company, no par value per share.

                1.2.95. "Series B Preferred Preferential Amount" shall mean with respect to each share of Series B Preferred Stock outstanding immediately prior to the Effective Time, an amount per share equal to $0.52174 plus an amount equal to all declared and unpaid dividends, if any, on such share of Series B Preferred Stock as of the Effective Time.

                1.2.96. "Series C Preferred Stock" shall mean the shares of Series C Preferred Stock of the Company, no par value per share.

                1.2.97. "Series C Preferred Preferential Amount" shall mean with respect to each share of Series C Preferred Stock outstanding immediately prior to the Effective Time, an amount per share equal to $0.52174 plus an amount equal to all declared and unpaid dividends, if any, on such share of Series C Preferred Stock as of the Effective Time.

                1.2.98. "Series D Preferred Stock" shall mean the shares of Series D Preferred Stock of the Company, no par value per share.

                1.2.99. "Series D Preferred Preferential Amount" shall mean with respect to each share of Series D Preferred Stock outstanding immediately prior to the Effective Time, an amount per share equal to $0.20 plus an amount equal to all declared and unpaid dividends, if any, on such share of Series D Preferred Stock as of the Effective Time.

                1.2.100. "Series E Preferred Stock" shall mean the shares of Series E Convertible Preferred Stock of the Company, no par value per share.

                1.2.101. "Series E Preferred Preferential Amount" shall mean with respect to each share of Series E Preferred Stock outstanding immediately prior to the Effective Time, an amount per share equal to $0.0926 plus an amount equal to all declared and unpaid dividends, if any, on such share of Series E Preferred Stock as of the Effective Time.

                1.2.102. "Shares" shall mean, collectively, the issued and outstanding Common Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock.

                1.2.103. "Shareholder" shall mean the holder of shares of Company Stock.

                1.2.104. "Shareholder Representative" shall mean David Quinn.

                1.2.105. "Shareholders Agreement" shall mean the Company's Second Amended and Restated Shareholders Agreement, dated as of September 24, 2003, as amended from time to time.

                1.2.106. "Software" means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (iv) all documentation including user manuals and other training documentation related to any of the foregoing.

                1.2.107. "Straddle Period" is defined in Section 5.1.3.

                1.2.108. "Surviving Corporation" is defined in Section 2.1.1.

                1.2.109. "Tax" shall mean any (and in the plural "Taxes" shall mean all) federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, severance, stamp, occupation, premium, profit, windfall profit, customs, duties, real property, personal property, capital stock, social security, employment, unemployment, disability, payroll, license, employee, and other taxes arising under or imposed by any Legal Requirement, including all interest, penalties and additions with respect to any of the foregoing and any liability in respect of any of the foregoing payable by reason of Contract, assumption, transferee liability or operation of law, including by reason of a combined, unitary or consolidated tax obligation such as Treasury Regulation Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar provision under law), or otherwise.

                1.2.110. "Tax Benefit" shall mean any reduction in Tax realized by any Person attributable, as the context may require, to any specified matter or event, which Tax Benefit shall be determined after first taking into account all other items of income, gain, loss, deduction or credit of such Person.

                1.2.111. "Tax Return" shall mean all federal, state, local, and foreign Tax returns, Tax reports, claims for refund of Tax, and declarations of estimated Tax, and any schedules or attachments to any of the foregoing or amendments thereto, in each case filed or required to be filed with a Governmental Authority.

                1.2.112. "Technology" means, collectively, all designs, formulae, algorithms, procedures, methods, techniques, know-how, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology, that are used by the Company.

                1.2.113. "Trade Secrets" is defined in the definition of Intellectual Property.

                1.2.114. "Transaction Expenses" means all unpaid fees, expenses and other obligations of the Company relating to the transactions contemplated by this Agreement, including without limitation one-half of the one time administration escrow fee under the Escrow Agreement, legal, accounting, tax and investment banking fees; reasonable expenses relating to closing celebrations for employees and members of the Company's Board of Directors; change in control bonuses; management incentive plan obligations; stay-bonus commitments or similar required payments to be made to eligible members of management.

                1.2.115. "Updated Schedules" is defined in Section 5.3.3.

                1.2.116. "Warrants" shall mean the Common Stock warrant certificates issued by the Company and in effect on the date hereof.

                1.2.117. "WBCA" shall mean the Washington Business Corporation Act, as the same may from time to time be amended.

2.   THE MERGER.

           2.1. The Merger.

                2.1.1. The Merger. (a) At the Effective Time, and upon the terms and subject to the conditions of this Agreement, the WBCA and the DGCL, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation (the Company, as the surviving corporation after the Merger, is sometimes referred to in this Agreement as the "Surviving Corporation"), and (b) from and after the Effective Time, the Merger shall have all the effects of a merger under the laws of the State of Washington, the State of Delaware and other applicable law.

                2.1.2. Closing. Unless this Agreement shall have been terminated pursuant to Section 11.1, and subject to the satisfaction (or to the extent permitted, the waiver) of the conditions set forth in Section 7, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at 10:00 a.m. local time at the offices of Perkins Coie LLP, 1201 Third Avenue, 48th Floor, Seattle, Washington, as soon as practicable, but in no event, no later than the third Business Day after the satisfaction or waiver of the conditions set forth in Section 7 (excluding conditions that, by their terms, cannot be satisfied until the Closing, but the Closing shall be subject to the satisfaction or waiver of those conditions), or at such other place or on such other date as Parent and the Company may mutually agree.

           2.2. Effective Time. At the Closing, the parties hereto shall cause the Merger to be consummated by executing and filing articles of merger, in substantially the forms attached hereto as Exhibit A-1 and Exhibit A-2, with the Secretary of State of the State of Washington and the Secretary of State of the State of Delaware, respectively, as required by, and executed in accordance with the relevant provisions of, the WBCA and the DGCL, respectively (collectively, the "Certificate of Merger"), the time of acceptance by both the Secretary of State of Washington and the Secretary of State of Delaware of such filing, or such later time as may be agreed to by the parties set forth in the Certificate of Merger, being referred to in this Agreement as the "Effective Time."

           2.3. Effect of the Merger. At and after the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger the applicable provisions of the WBCA and the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

           2.4. Articles of Incorporation; Bylaws.

                2.4.1. Immediately following the Effective Time, the Articles of Incorporation of the Company in effect immediately prior to the Effective Time shall be amended in their entirety as set forth in Exhibit A-3 to this Agreement, and as so amended shall be the Articles of Incorporation of the Surviving Corporation, until duly amended in accordance with applicable law.

                2.4.2. At and after the Effective Time, the Bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter duly amended in accordance with applicable law, the Articles of Incorporation of the Surviving Corporation and such Bylaws.

           2.5. Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation, and the officers of the Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified in the manner provided in the Articles of Incorporation and Bylaws of the Surviving Corporation and in accordance with applicable law.

           2.6. The Merger Consideration; Effect on Outstanding Securities of the Company. On the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Company or the holder of any Company Securities, the following shall occur, in the order listed (except as specifically provided):

                2.6.1. Treatment of Series E Preferred Stock. Each share of Series E Preferred Stock issued and outstanding immediately prior to the Effective Time will be canceled and extinguished, and each such share of Series E Preferred Stock which is issued and outstanding immediately prior to the Effective Time shall be automatically converted into solely the right to receive in cash, without interest, (a) the Series E Preferred Preferential Amount prior and in preference to the consideration payable in respect of the issued and outstanding Series D Preferred Stock, the Series C Preferred Stock, the Series B Preferred Stock and the Common Stock, plus (b) the Common Merger Consideration Per Share; provided, however, that (x) the total amount of cash payable in respect of each share of Series E Preferred Stock shall in no event exceed two times the Series E Preferred Preferential Amount and, (y) if conversion of the Series E Preferred Stock to Common Stock in accordance with the Company's Charter immediately prior to the Effective Time would yield a larger amount of cash per share payable in respect of such shares of Common Stock than would otherwise be payable under this paragraph without such conversion, such shares of Series E Preferred Stock shall be deemed to be converted into Common Stock immediately prior to the Effective Time without any further action by the holders thereof and shall be treated as issued and outstanding shares of Common Stock under this Section 2.6.

                2.6.2. Treatment of Series D Preferred Stock and Series C Preferred Stock. Each share of Series D Preferred Stock and Series C Preferred Stock issued and outstanding immediately prior to the Effective Time will be canceled and extinguished, and each such share of Series D Preferred Stock and Series C Preferred Stock which is issued and outstanding immediately prior to the Effective Time shall be automatically converted into solely the right to receive in cash, without interest, (a) the Series D Preferred Preferential Amount or the Series C Preferred Preferential Amount, as the case may be, prior and in preference to the consideration payable in respect of the issued and outstanding Series B Preferred Stock and the Common Stock, plus (b) the Common Merger Consideration Per Share; provided, however, that (x) the total amount of cash payable in respect of each share of Series D Preferred Stock and Series C Preferred Stock shall in no event exceed two times the Series D Preferred Preferential Amount or Series C Preferred Preferential Amount, respectively and,
(y) if conversion of the Series D Preferred Stock and Series C Preferred Stock to Common Stock in accordance with the Company's Charter immediately prior to the Effective Time would yield a larger amount of cash per share payable in respect of such shares of Common Stock than would otherwise be payable under this paragraph without such conversion, such shares of Series D Preferred Stock and Series C Preferred Stock shall be deemed to be converted into Common Stock immediately prior to the Effective Time without any further action by the holders thereof and shall be treated as issued and outstanding shares of Common Stock under this Section 2.6.

                2.6.3. Treatment of Series B Preferred Stock. Each share of Series B Preferred Stock issued and outstanding immediately prior to the Effective Time will be canceled and extinguished and each such share of Series B Preferred Stock which is issued and outstanding immediately prior to the Effective Time shall be automatically converted into solely the right to receive in cash, without interest, (a) the Series B Preferred Preferential Amount prior and in preference to the consideration payable in respect of the issued and outstanding Common Stock, plus (b) the Common Merger Consideration Per Share; provided, however, that (x) the total amount of cash payable in respect of each share of Series B Preferred Stock shall in no event exceed two times the Series B Preferred Preferential Amount, and (y) if conversion of the Series B Preferred Stock to Common Stock in accordance with the Company's Charter immediately prior to the Effective Time would yield a larger amount of cash per share payable in respect of such shares of Common Stock than would otherwise be payable under this paragraph without such conversion, such shares of Series B Preferred Stock shall be deemed to be converted into Common Stock immediately prior to the Effective Time without any further action by the holders thereof and shall be treated as issued and outstanding shares of Common Stock under this Section 2.6.

                2.6.4. Treatment of Common Stock.

                (a) Each share of Common Stock issued and outstanding immediately prior to the Effective Time will be canceled and extinguished at the Effective Time, and each share of Common Stock which is issued and outstanding immediately prior to the Effective Time (other than any shares of Common Stock to be canceled pursuant to Section 2.6.5) shall be automatically converted into solely the right to receive in cash, without interest, the Common Merger Consideration Per Share.

                (b) Each Option or Warrant to purchase shares of Common Stock issued and outstanding immediately prior to the Effective Time will be canceled and extinguished at the Effective Time. Each of the In-the-Money Company Convertible Securities which is issued and outstanding immediately prior to the Effective Time shall, to the extent exercisable immediately prior to the Effective Time, be automatically converted into solely the right to receive in cash, without interest, the Common Merger Consideration Per Share multiplied by the number of shares of Common Stock for which such Option or Warrant is then exercisable, minus the aggregate exercise price of the portion of the Option or Warrant then exercisable (net of any applicable withholding Taxes).

                2.6.5. Cancellation of Company-Owned Stock. Each share of Company Stock owned by the Company immediately prior to the Effective Time shall be automatically canceled and extinguished without any exchange thereof and without any further action on the part of Parent, Merger Sub or the Company.

                2.6.6. Common Stock of Merger Sub. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

                2.6.7. Company Convertible Securities. Prior to the Effective Time, the Company's Board of Directors (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other actions necessary to (i) provide for the cancellation or exercise, effective at the Effective Time, of all the outstanding Options and Warrants, in exchange for the payments provided for in this Section 2.6 and (ii) terminate the Option Plans as of the Effective Time. Each Option and Warrant, to the extent unexercised as of the Effective Time, shall on and thereafter no longer be exercisable but shall entitle each holder thereof, in cancellation and settlement therefore, to the payment in cash of an amount determined in accordance with Section 2.6.4(b).

                2.6.8. Allocation of Merger Consideration. Attached hereto is
Schedule 2.6.8 which sets forth the Company Equityholders, the aggregate Company Stock, Options or Warrants owned thereby, and the pro rata portion of the Adjusted Merger Price allocable to such Company Equityholder calculated in accordance with the assumptions relating to the Estimated Company Debt, Estimated Cash and Estimated Transaction Expenses set forth therein.

                2.6.9. Dissenters' Rights. The holders of Company Stock that have complied with all the requirements for perfecting rights as dissenting shares, as required under the WBCA, shall be entitled to their rights as holders of dissenting shares under Washington Law with respect to such shares (the "Dissenting Shares"). Notwithstanding the foregoing, if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder's rights as a holder of Dissenting Shares, then, as of the later of the Effective Time and the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive the portion of the Adjusted Merger Price to which such holder is then entitled under this Agreement, without interest thereon and upon surrender of the certificate representing such shares in accordance with this Agreement, and an allocable share of any Merger Price Escrow Amount and/or Indemnity Escrow Amount to which the Company Equityholders may become entitled pursuant to the terms of this Agreement. Notwithstanding any provision of this Agreement to the contrary, any Dissenting Shares held by a shareholder who has perfected such shareholder's rights as a holder of dissenting shares for such shares in accordance with Washington Law shall not be converted into the right to receive any portion of the Merger Consideration pursuant to this Section 2.6.

           2.7. Payment; Exchange of Certificates.

                2.7.1. Merger Consideration; Merger Price Escrow Amount and Indemnity Escrow Amount.

                (a) On the Closing Date, Parent shall (i) deduct from the Merger Consideration an amount equal to the Common Merger Consideration Per Share multiplied by the number of Dissenting Shares and shall deposit the remainder of the Merger Consideration with the Paying Agent for exchange and payment in accordance with this Section 2, and (ii) deposit the Merger Price Escrow Amount and the Indemnity Escrow Amount with the Escrow Agent which shall be held in escrow pursuant to the Escrow Agreement as provided in Section 2.13. Payments of Merger Consideration shall be made by the Paying Agent to the Company Equityholders only against delivery of a Certificate, together with a Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, as hereinafter provided.

                2.7.2. Exchange Procedures.

                (a) Parent, as Paying Agent, will provide for payment to the Company Equityholders pursuant to this Section 2 not later than thirty (30) days following receipt by the Paying Agent of a Certificate, together with a Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto. As soon as practicable after the Effective Time, the Paying Agent shall cause to be mailed to each holder of record of a certificate or certificates, which represented Company Stock immediately prior to the Effective Time, (the "Certificates") and which Company Shares are exchanged for and represent the right to receive a portion of the Merger Consideration pursuant to Section 2.6, (i) a letter of transmittal in the form attached hereto as Exhibit B (the "Letter of Transmittal") and (ii) a cover letter in a form that is customary and is reasonably acceptable to the Paying Agent and to Parent.

                (b) Upon surrender of a Certificate for cancellation to Paying Agent or to such other agent or agents as may be appointed by Parent, together with such Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, after the Effective Time, the holder of such Certificate shall be entitled to receive in exchange therefor an amount to which such holder is entitled pursuant to Section 2.6, and the Certificate so surrendered shall be canceled. Until surrendered, each outstanding Certificate that, prior to the Effective Time, represented Company Stock will be deemed from and after the Effective Time to evidence the ownership of the portion of the Merger Consideration as provided in Section 2.6 without any interest thereon.

                2.7.3. Remaining Funds. At any time following one (1) year after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which had been made available to the Paying Agent and which have not been disbursed to holders of Certificates. Thereafter, such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as a general creditor thereof with respect to the Merger Consideration payable upon surrender of their Certificates, without any interest thereon. None of Parent, the Surviving Corporation or the Paying Agent shall be liable to any holder of a Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                2.7.4. No Further Ownership Rights in Company Securities. The portion of the Merger Consideration paid upon the surrender for exchange of shares of Company Stock in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Stock, and there shall be no further registration of transfers on the records of the Company of shares of Company Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 2.

           2.8. Lost, Stolen or Destroyed Certificates. In the event any Certificates evidencing shares of Company Stock shall have been lost, stolen or destroyed, Parent shall cause the Paying Agent to pay the portion of the Merger Consideration applicable to such shares or options in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof; provided, however, that Parent or Paying Agent may, in its discretion and as a condition precedent to the payment thereof, require the owner of such lost, stolen or destroyed Certificates to provide and to deliver a bond or indemnity agreement in such amount as it may reasonably direct as indemnity against any claim that may be made against Parent with respect to the Certificates alleged to have been lost, stolen or destroyed.

           2.9. Adjustment to Merger Price.

                2.9.1. Not later than five (5) Business Days prior to the Closing Date, the Company shall provide Parent with (i) a pay-off letter in customary form from all holders of Company Debt specifying the amount necessary to be paid to each holder on the Closing Date to fully satisfy and discharge the Company Debt (the "Estimated Company Debt"), (ii) a good faith estimate of the Company's Cash Equivalents on hand as of the Closing ("Estimated Cash") and
(iii) a good faith estimate of unpaid Transaction Expenses as of the Closing ("Estimated Transaction Expenses") and underlying documentation supporting the Estimated Cash and Estimated Transaction Expenses, which shall be reasonably acceptable to Parent. The determination of the Estimated Company Debt, Estimated Cash and Estimated Transaction Expenses shall be binding on the Company, on the one hand, and Parent, on the other hand, for purposes of determining the dollar amount of the Adjusted Merger Price at the Closing.

          (a) The Merger Price shall be increased by the amount of Estimated
     Cash.

          (b) The Merger Price shall be decreased by the amount of Estimated Company Debt and Estimated Transaction Expenses.

                2.9.2. As promptly as practicable, but no later than sixty (60) days after the Closing Date, Parent shall cause to be prepared and delivered to the Shareholder Representative (i) a statement (the "Closing Statement") presenting the Cash Equivalents ("Closing Cash"), Company Debt ("Closing Company Debt") and Transaction Expenses ("Closing Transaction Expenses") as of the opening of business on the Closing Date and (ii) a certificate based on such Closing Statement that sets forth the Company's calculation of Closing Cash, Closing Company Debt and Closing Transaction Expenses and (c) data supporting the determination of the Closing Cash, Closing Company Debt and Closing Transaction Expenses.

                2.9.3. During the thirty (30) day period following delivery of the Closing Statement to the Shareholder Representative, the Shareholder Representative shall have the right, upon reasonable notice to the Surviving Corporation, to reasonable access to the Surviving Corporation's books and records, appropriate staff members and such other information as the Shareholder Representative shall reasonably request in order to review the Closing Statement. If the Shareholder Representative disagrees with Parent's calculation of Closing Cash, Closing Company Debt or Closing Transaction Expenses delivered pursuant to Section 2.9.2, the Shareholder Representative may, within thirty
(30) days after delivery of the Closing Statement, deliver a notice to Parent disagreeing with such calculation and setting forth the Shareholder Representative's calculation of such amount. Any such notice of disagreement shall specify (i) those items or amounts as to which the Shareholder Representative disagrees, and the Shareholder Representative shall be deemed to have agreed with all other items and amounts contained in the Closing Statement and (ii) the calculation of Closing Cash, Closing Company Debt or Closing Transaction Expenses, as the case may be, prepared by the Shareholder Representative.

                2.9.4. If a notice of disagreement shall be duly delivered pursuant to Section 2.9.3, Parent and the Shareholder Representative shall, during the fifteen (15) days following such delivery, use their commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine the amount of Closing Cash, Closing Company Debt or Closing Transaction Expenses, as the case may be. If during such period, Parent and the Shareholder Representative are unable to reach such agreement, they shall promptly thereafter cause the Accounting Referee to review this Agreement and the disputed items or amounts for the purpose of calculating Closing Cash, Closing Company Debt or Closing Transaction Expenses, as the case may be. In making such calculation, the Accounting Referee shall (a) act as an expert and not as an arbiter, (b) consider only (i) those items or amounts in the Closing Statement, and (ii) Parent's calculation of Closing Cash, Closing Company Debt or Closing Transaction Expenses, as the case may be, as to which the Shareholder Representative has disagreed and (c) not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The Accounting Referee shall deliver to Parent and the Shareholder Representative, as promptly as practicable (but in any case no later than thirty (30) days from the date of engagement of the Accounting Referee), a report setting forth a calculation of Closing Cash, Closing Company Debt or Closing Transaction Expenses, as the case may be, which amount shall not be less than the amount thereof shown in Parent's calculation delivered pursuant to Section 2.9.2 nor more than the amount thereof shown in the Shareholder Representative's calculation delivered pursuant to
Section 2.9.3. Such report shall be final and binding upon Parent and the Shareholder Representative. The fees, costs and expenses of the Accounting Referee shall be allocated to and borne by Parent and the Shareholder Representative based on the inverse of the percentage that the Accounting Referee's determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to the Accounting Referee. For example, should the items in dispute total in amount to $1,000 and the Accounting Referee awards $600 in favor of the Shareholder Representative's position, 60% of the costs of its review would be borne by Parent and 40% of the costs would be borne by the Shareholder Representative.

                2.9.5. Parent and the Shareholder Representative shall cooperate and assist in the preparation of the Closing Statement and the calculation of Closing Cash, Closing Company Debt and Closing Transaction Expenses and in the conduct of the review referred to in this Section 2.9, including, without limitation, the making available to the extent necessary of books, records, work papers and personnel.

                2.9.6. (a) If Closing Cash exceeds Estimated Cash, Parent shall pay to the Company Equityholders through the Paying Agent, in the manner provided in Section 2.9.7, the amount by which Closing Cash exceeds Estimated Cash as an adjustment to the dollar amount of the Merger Price. If Estimated Cash exceeds Closing Cash, Parent shall be entitled to receive out of the Merger

Price Escrow Amount (and, if the amount therein is insufficient, such additional amount as may be necessary from the Indemnity Escrow Amount) the amount by which Estimated Cash exceeds Closing Cash as an adjustment to the dollar amount of the Merger Price.

          (b) If Estimated Company Debt exceeds Closing Company Debt, Parent shall pay to the Company Equityholders through the Paying Agent, in the manner provided in Section 2.9.7, the amount by which Estimated Company Debt exceeds Closing Company Debt as an adjustment to the dollar amount of the Merger Price. If Closing Company Debt exceeds Estimated Company Debt, Parent shall be entitled to receive out of the Merger Price Escrow Amount (and, if the amount thereof is insufficient, such additional amount as may be necessary from the Indemnity Escrow Amount) the amount by which Closing Company Debt exceeds Estimated Company Debt.

          (c) If Estimated Transaction Expenses exceed Closing Transaction Expenses, Parent shall pay to the Company Equityholders through the Paying Agent, in the manner provided in Section 2.9.7, the amount by which Estimated Transaction Expenses exceed Closing Transaction Expenses as an adjustment to the dollar amount of the Merger Price. If Closing Transaction Expenses exceed Estimated Transaction Expenses, Parent shall be entitled to receive out of the Merger Price Escrow Amount (and, if the amount thereof is insufficient, such additional amount as may be necessary from the Indemnity Escrow Amount) the amount by which Closing Transaction Expenses exceed Estimated Transaction Expenses.

                2.9.7. Any payment pursuant to Sections 2.9.6 shall be made at a mutually convenient time and place within three (3) Business Days (x) after delivery of Parent's calculation pursuant to Section 2.9.2 if no notice of disagreement with respect thereto is duly delivered pursuant to Section 2.9.3 or
(y) if such a notice of disagreement is delivered, (A) as agreed by Parent and the Shareholder Representative pursuant to Section 2.9.4 or (B) in the absence of such agreement, as shown in the Accounting Referee's calculation delivered pursuant to Section 2.9.4., by wire transfer out of the Merger Price Escrow Amount (and, if the amount therein is insufficient, such additional amount as may be necessary from the Indemnity Escrow Amount) to an account designated by Parent, in case the adjustment is in Parent's favor, or from Parent, in the case the adjustment is in the Shareholders' favor, of immediately available funds to the account of the Company Equityholders with the Paying Agent.

           2.10. Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and or to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, the officers and directors of the Surviving Corporation and Parent are fully authorized to take, and will use their reasonable efforts to take, all lawful and reasonable action.

           2.11. Tax Treatment. The Merger shall constitute a taxable transaction under the Code.

           2.12. Withholding. Parent shall be entitled to deduct and withhold, or to cause the Paying Agent to deduct and withhold, from the Merger Consideration otherwise payable to the Company Equityholders, on behalf of the Surviving Corporation or Parent (as applicable), such amounts as may be required to be deducted and withheld under the Code and any other applicable Tax laws, as determined by Parent after reasonable consultation with the Company. To the extent amounts are so withheld and paid to any appropriate taxing authority, Parent shall be treated as though it had paid, from the Merger Consideration from which withholding was required, an appropriate amount otherwise payable directly to such Company Equityholder.

           2.13. Escrow Agreement; Delivery of Merger Price Escrow Amount and Indemnity Escrow Amount. In connection with Merger Price adjustments and the indemnification obligations contemplated in this Agreement, as of the Closing Date, Parent, the Shareholder Representative and the Escrow Agent shall enter into an escrow agreement in substantially the form attached hereto as Exhibit C ("Escrow Agreement"), to be administered by the Escrow Agent on behalf of the persons entitled to receive any portion of the Merger Price Escrow Amount or the Indemnity Escrow Amount. At the Closing, Parent shall deposit the Merger Price Escrow Amount with the Escrow Agent, to be held in escrow as a source of funds for any Merger Price adjustment to be paid to Parent and Parent shall deposit the Indemnity Escrow Amount with the Escrow Agent, to be held in escrow as a source of funds for any of the Company's indemnity obligations under Section 9 of this Agreement, and to be disbursed in accordance with the terms of the Escrow Agreement. If any portion of the Merger Price Escrow Amount or the Indemnity Escrow Amount is determined to be payable to the Company Equityholders pursuant to the terms hereof and the applicable escrow agreement, such amount shall be deemed to be added to and made a part of the Merger Consideration, the amounts otherwise payable to Company Equityholders under this Agreement shall be recalculated accordingly, and such additional amounts shall be paid on the terms and at the time provided in the Escrow Agreement.

           2.14. Shareholder Representative.

                2.14.1. By approving the Merger at a special meeting of the Shareholders or by written consent of the Shareholders and/or by executing and delivering the Support Agreement, and/or a Letter of Transmittal and accepting a portion of the Merger Consideration, each Company Equityholder shall have irrevocably authorized and appointed the Shareholder Representative and any replacement representative appointed pursuant to Section 2.14.2, with full power of substitution and resubstitution, as his, her or its representative and true and lawful attorney-in-fact and agent to act in his, her or its name, place and stead with respect to all matters arising in connection with this Agreement, including, without limitation, the power and authority, in his sole discretion, to:

          (a) take any action contemplated to be taken by the Company Equityholders under this Agreement, including, without limitation, pursuant to Section 9 of this Agreement;

          (b) negotiate, determine, defend and settle any disputes that may arise under or in connection with this Agreement, including, without limitation, with respect to any indemnification claim pursuant to Section 9; and

          (c) make, execute, acknowledge and deliver any releases, assurances, receipts, requests, instructions, notices, agreements, certificates and any other instruments, and generally do any and all things and take any and all actions that may be requisite, proper or advisable in connection with this Agreement, including, without limitation, pursuant to Section 9.

                2.14.2. The appointment of the Shareholder Representative may not be revoked except in accordance with this Section 2.14.2.

          (a) The Shareholder Representative may resign at any time on five (5) Business Days' written notice to Parent and the Company Equityholders. The Shareholder Representative may be replaced from time to time (including following resignation of the Shareholder Representative) by majority vote of those Company Equityholders entitled to receive any portion of the Merger Consideration based upon their relative interests in the Merger Consideration, upon notice given to Parent, which replacement shall be effective one (1) Business Day after receipt of such notice by Parent. If at the time of any such replacement the deadline hereunder for Parent to provide notice to the Shareholder Representative with respect to any indemnification claim or action to be taken in connection with this Agreement is within fifteen (15) days, then such deadline shall be extended such number of days that is fifteen (15) days after Parent's receipt of such notice of replacement.

          (b) In performing the functions specified in this Agreement, the Shareholder Representative will not be liable to any Person including, without limitation, for any actions or omissions taken by the Shareholder Representative, in the absence of fraud or willful misconduct on the part of the Shareholder Representative. By approving the Merger or receiving a portion of the Merger Consideration, the Company Equityholders have accepted the limitations on the Shareholder Representative's liability set forth in this Section 2.14.2(b). The Shareholder Representative shall not be entitled to any fee, commission or other compensation for the performance of services as Shareholder Representative, but any out-of-pocket costs and expenses incurred by the Shareholder Representative in connection with actions taken by the Shareholder Representative pursuant to the terms of this Agreement (including the hiring of legal counsel and the incurring of legal fees and costs) shall be reimbursed to the Shareholder Representative by the Company Equityholders on a pro rata basis.

3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants to Parent and Merger Sub that, except as set forth in the Schedules to this Agreement:

           3.1. Corporate Matters.

                3.1.1. Organization, Power and Standing of the Company. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Washington, and the Company has the corporate power and authority to own, operate or lease its properties and to carry on its Business in all material respects as currently conducted. The Company is duly qualified or authorized to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not have a Material Adverse Effect.

                3.1.2. Approvals. The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions. The Company's Board of Directors, at a meeting duly called and held, has unanimously approved and declared advisable this Agreement and the transaction contemplated herein, including the Merger, and Shareholders holding a majority of the Company Stock have approved and declared advisable this Agreement and the Merger. No other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by it of the transaction contemplated herein. This Agreement has been duly executed and delivered by the Company, and is Enforceable against the Company.

                3.1.3. Non-Contravention. Except for items listed on Schedule 3.1.3, neither the execution, delivery or performance of this Agreement nor the consummation of the Closing hereunder in accordance with the terms and conditions of this Agreement does or will constitute, result in or give rise to
(a) a breach, violation or default under any Legal Requirement applicable to the Company, (b) a breach of or default under any Charter or By-law provision of the Company, (c) the imposition of any Lien upon any properties or assets of the Company, (d) a breach of or default under (or the acceleration of the time for performance of any material obligation under), or result in the termination or a right of termination or cancellation under any Contractual Obligation, Permit of the Company, or (e) the loss or impairment of the Surviving Corporation's right to own or use any of the Intellectual Property other than, in the cases of clauses (a), (c), (d) and (e), any breach, violation, default, imposition of Lien or loss or impairment that would not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.1.3, no approval, consent, waiver, authorization or other order of, and no notice declaration, filing, registration, qualification or recording with, any Governmental Authority is required to be obtained or made by or on behalf of the Company in connection with the execution, delivery or performance of this Agreement and the consummation of the Closing hereunder in accordance with the terms and conditions of this Agreement, except (i) for those which shall have been obtained or made on or prior to, and shall be in full force and effect at, the Closing Date and (ii) where failure to obtain such approval, consent, waiver, authorization or other order, to give such notice or to make such declaration, filing, registration, qualification or recording would not materially and adversely affect the Company or its ability to consummate the Closing hereunder in accordance with the terms and conditions of this Agreement and perform its obligations under this Agreement.

                3.1.4. Capitalization.

          (a) The entire authorized capital stock of the Company is set forth on
     Schedule 3.1.4(a). The issued and outstanding shares of Common Stock are duly authorized, validly issued, fully paid and nonassessable and were issued free of preemptive rights. The issued and outstanding shares of Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock are duly authorized, validly issued, fully paid and nonassessable and were issued free of preemptive rights.

          (b) Schedule 3.1.4(b) sets forth the name of each Shareholder, as well as the number of shares of Company Securities held by such holder.

          (c) Except for the Options, the Warrants, the Shareholders Agreement and as set forth on Schedule 3.1.4(c), there is no Contractual Obligation pursuant to which the Company has granted any option, warrant or other right to any Person to acquire, and there are no other outstanding securities convertible into or exchangeable for, the shares of Common Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or any other securities of, or voting or equity interests in, the Company, including any representing the right to purchase or otherwise receive any Company Common Stock. There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock, voting securities or equity interests (or any options, warrants or other rights to acquire any shares of capital stock, voting securities or equity interests) of the Company.

          (d) The Company has no Company Debt outstanding as of the date hereof except as set forth on Schedule 3.1.4(d). For each such item of Company Debt, Schedule 3.1.4(d) correctly sets forth the debtor, the principal amount of the Company Debt as the date of this Agreement, the creditor, the maturity date, the collateral, if any, securing the Company Debt.

                3.1.5. Subsidiaries. The Company does not have any wholly or partially owned subsidiaries. The Company does not, directly or indirectly, own, hold, or control any interest in any person (whether of record, beneficially, or equitably). The Company is not a direct or indirect participant in any joint venture, partnership, co-development, cost-sharing or other similar arrangement.

                3.1.6. Charter and By-laws. The Company has heretofore delivered or made available to Parent true and complete copies of the Charter and By-laws of the Company, in each case as in effect on the date hereof. The minute books of the Company previously made available to Parent contain true, correct and substantially complete records of all meetings and accurately reflect all other corporate action of the shareholders and Board of Directors (including committees thereof) of the Company. The stock certificate books and stock transfer ledgers of the Company previously made available to Parent are true, correct and complete. All stock transfer Taxes levied, if any, or payable with respect to all transfers of shares of the Company prior to the date hereof have been paid and appropriate transfer Tax stamps affixed.

           3.2. Financial Statements.

                3.2.1. Financial Information. Parent has been furnished with each of the following:

          (a) The audited balance sheets of the Company as of December 31, 2004 and 2003 and the related audited statements of operations, changes in shareholders equity and cash flows for the fiscal years then ended, accompanied by the notes thereto and the audit report thereon (together with the Interim Financials (as defined in paragraph (b) below), the "Financial Statements").

          (b) The unaudited balance sheet of the Company as of the Balance Sheet Date (the "Balance Sheet") and the related unaudited statements of operations, shareholders' equity and cash flows for the twelve month period then ended (collectively, the "Interim Financials"), which are those Interim Financials attached to an officer's Certificate delivered by the Company prior to the date hereof.

                3.2.2. Character of Financial Information. The Financial Statements were prepared in accordance with Generally Accepted Accounting Principles consistently applied throughout the periods specified therein and present fairly, in all material respects, the consolidated financial position and results of operations of the Company as of the dates and for the periods specified therein in accordance with Generally Accepted Accounting Principles, subject in the case of the Interim Financials to the absence of footnotes and normal year-end adjustments.

                3.2.3. Undisclosed Liabilities. The Company does not have any Liabilities that are required to be reflected on a balance sheet prepared in accordance with Generally Accepted Accounting Principles or in the notes thereto or any "off-balance sheet arrangements" that would be required to be disclosed under Item 303(a)(4) of Regulation S-K promulgated under the Securities Act, except for (i) Liabilities disclosed, reflected or reserved against on the Balance Sheet, (ii) Liabilities incurred since the date of the Balance Sheet in the Ordinary Course of Business, (iii) the matters disclosed in or arising out of matters set forth on Schedule 3.2.3, (iv) immaterial Liabilities of the Company, (v) liabilities arising under the Contractual Obligations listed on
Schedule 3.7 or entered into after the date hereof to the extent that executory contracts have obligations to be performed after the date of this Agreement, and only to the extent that such Contractual Obligations are in effect and such Liabilities are not the result of a breach by the Company, and (vi) Liabilities under this Agreement.

           3.3. Change in Condition since Balance Sheet Date. Except for matters set forth on Schedule 3.3, since the Balance Sheet Date:

                3.3.1. The Company has not:

          (a) entered into any Contractual Obligation other than this Agreement relating to (A) the sale of any capital stock or equity interest in the Company, (B) the purchase of assets constituting a business or otherwise outside of the Ordinary Course of Business or (C) any merger, consolidation or other business combination;

          (b) mortgaged, pledged or subjected to any Lien any of their assets other than (A) conditional sales or similar security interests granted in connection with the lease or purchase of equipment or supplies in the Ordinary Course of Business, (B) Liens disclosed on Schedule 3.5.1 and (C) Liens that are not material to the Company;

          (c) sold, leased, transferred or exchanged any material property outside of the Ordinary Course of Business or for less than the fair value thereof;

          (d) awarded or paid any bonuses to employees of the Company with respect to the fiscal year ended December 31, 2005 or thereafter, except in the case of awards or payments with respect to fiscal year ended December 31, 2005, to the extent accrued on the Balance Sheet, or entered into any employment, deferred compensation, severance or similar agreement (nor amended any such agreement) or agreed to increase the compensation payable or to become payable by it to any of the Company's directors, officers, employees, agents or representatives or agreed to increase the coverage or benefits available under any severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with such directors, officers, employees, agents or representatives;

          (e) entered into any material Contractual Obligation other than in the Ordinary Course of Business;

          (f) made any change in accounting or Tax reporting principles, methods or policies;

          (g) made, changed or rescinded any material election relating to Taxes, settled or compromised any claim relating to income or other material Taxes, amended any income or other material Tax Return or surrendered any right to claim a refund of any Taxes;

          (h) made or committed to make any capital expenditures or capital additions or betterments in excess of $25,000 individually or $100,000 in the aggregate or failed to make any capital expenditure budgeted to have made since the Balance Sheet Date;

          (i) issued, created, incurred, assumed, guaranteed, endorsed or otherwise become liable or responsible with respect to (whether directly, contingently, or otherwise) any Company Debt in an amount in excess of $100,000 in the aggregate;

          (j) granted any license or sublicense of any rights under or with respect to any Intellectual Property except in the Ordinary Course of Business;

          (k) instituted or settled any Action resulting in a loss of revenue in excess of $100,000 in the aggregate; or

          (l) made any loans, advances or capital contributions to, or investments in, any Person or paid any fees or expenses to any Shareholder or any director, officer, partner, stockholder or Affiliate of any Shareholder;

                3.3.2. the Company has not entered into any Contractual Obligation to do any of the actions referred to in Section 3.3.1. above;

                3.3.3. the Business has been conducted only in the Ordinary Course of Business (except as otherwise required or permitted by the terms of this Agreement);

                3.3.4. there has not been any Material Adverse Effect; and

                3.3.5. there has not been any damage, destruction or loss, whether or not covered by insurance, with respect to the property and assets of the Company having a replacement cost of more than $10,000 for any single loss or $100,000 for all such losses.

           3.4. Environmental Matters. Except as set forth on Schedule 3.4 or as has not had and could not reasonably be expected to have had a Material Adverse Effect, (a) the Company is, and has been, in compliance with all Environmental Laws and (b) there is no Action pending or, to the Knowledge of the Company, threatened against the Company in respect of (i) noncompliance by the Company with any Environmental Laws or (ii) the release or threatened release into the environment of any Hazardous Substance by the Company or (iii) the handling, storage, use, transportation or disposal of any Hazardous Substance by the Company. To the Knowledge of the Company, no facts, circumstances or conditions exist with respect to the Company or any property currently or, formerly owned, operated or leased by the Company or any property to or at which the Company transported or arranged for the disposal or treatment of Hazardous Substances that could reasonably be expected to result in the Company incurring liability under Environmental Laws.

           3.5. Real and Personal Property.

                3.5.1. Except as set forth on Schedule 3.5.1, the Company has valid title to, or a valid leasehold interest in, all of its personal property, and such personal property is not subject to any Lien except as set forth on
Schedule 3.5.1. All such items of tangible personal property which, individually or in the aggregate, are material to the operation of the business of the Company are in good condition and in a state of good maintenance and repair (ordinary wear and tear excepted). All leases and licensing agreements for personal property ("Personalty Leases") leased or licensed by the Company are valid and in full force and effect and those involving annual payments in excess of $10,000 are listed on Schedule 3.5.1. The Company has performed in all material respects all obligations required to be performed by them under the Personalty Leases; and no event or condition exists which constitutes or, with the giving of notice or the passage of time or both, would constitute a material default by the Company as lessee or licensee under the Personalty Leases. To the Knowledge of the Company, no other party is in default thereof, and no party to the Personalty Leases has exercised any termination rights with respect thereto.

                3.5.2. The Company does not and has never owned any real property. Schedule 3.5.2 sets forth a list of all real property currently leased to the Company (collectively, the "Real Property"). All leases (the "Leases") of Real Property currently leased to the Company are valid and in full force and effect; the Company has performed in all material respects all obligations required to be performed by them under such Leases; and no event or condition exists which constitutes or, with the giving of notice or passage of time or both, would constitute a material default by the Company as lessee under such Lease. To the Knowledge of the Company, no other party is in default thereof, and no party to the Leases has exercised any termination rights with respect thereto. All prior leases of real property of the Company were for premises consisting of office space in commercial office buildings.

                3.5.3. The Company has delivered to Parent true, correct and complete copies of (i) all Personalty Leases and (ii) all Leases, together with all amendments, modifications or supplements, if any, thereto. The Company properties are not subject to any leases, rights of first refusal, options to purchase or rights of occupancy, except the Leases.

                3.5.4. The Company has all certificates of occupancy and Permits of any Governmental Authority necessary or useful for the current use and operation of each Company property, and the Company is in compliance with all material conditions of the Permits applicable to it. No default or violation, or event that with the lapse of time or giving of notice or both would become a default or violation, has occurred in the due observance of any Permit.

           3.6. Intellectual Property Rights.

          (a) Schedule 3.6(a) sets forth an accurate and complete list of all Patents owned or licensed by the Company and all registered Copyrights and Marks, including Copyrights and Marks that are the subject of an application for registration, in each case that are owned by the Company.
     Schedule 3.6(a) lists the jurisdictions in which each such item of Intellectual Property has been issued or registered or in which any such application for such issuance and registration has been filed by the Company.

          (b) Except as disclosed in Schedule 3.6(b), the Company is the sole and exclusive owner of all right, title and interest, or otherwise has sufficient license or other rights, in and to (i) all of the Patents and the Marks used by the Company, (ii) all registered Copyrights, including Copyrights that are the subject of an application for registration, used by the Company and (iii) each of the other Copyrights in any works of authorship prepared by or for the Company that resulted from or arose out of any work performed for the Company by any of its employees, officers, consultants or contractors, in each case free and clear of all Liens or obligations to others. Other than with respect to infringement matters discussed in the following paragraph, the Company is the sole and exclusive owner of, or has valid and continuing rights to use, sell or license, as the case may be, all other Intellectual Property used, sold or licensed by the Company in its Businesses, free and clear of all Liens or obligations to others (except for those specified licenses included in Schedule 3.6(f)).

          (c) The Intellectual Property owned, used, practiced or otherwise commercially exploited by the Company, the development, manufacturing, licensing, marketing, importation, offer for sale, sale or use of services, products or Technology in connection with the business as presently conducted and as currently proposed to be conducted, and the Company's present and currently proposed business practices and methods, (i) do not infringe, violate or constitute an unauthorized use or misappropriation of any Patent or Mark and (ii) do not infringe, violate or constitute an unauthorized use or misappropriation of any Copyright or Trade Secret or other similar right, of any Person (including pursuant to any non-disclosure agreements or obligations to which the Company or any of its present or former employees is a party, and including any Intellectual Property that might exist with respect to open software or other Intellectual Property publicly available for certain types of use). The Intellectual Property owned by or licensed to the Company includes all of the intellectual property rights used by the Company to conduct its Business.

          (d) The Company has the unfettered right to use, reproduce, publish, sell, publicly perform, distribute, modify, and prepare derivative works from, any content visible on the Company's web site www.allrecipes.com, throughout the world, by all means, in all media now known or hereafter developed (and to do any of the foregoing with respect to such modifications or derivative works), without further consent by or consideration to any third party except as described in Section 3.6(e) or as listed or described on Schedule 3.6(d). Notwithstanding the foregoing, this provision is not intended to cover software databases or other systems used to operate the Company's web site.

          (e) Except (i) with respect to licenses of commercial off-the-shelf Software, (ii) pursuant to the Intellectual Property Licenses listed in
     Schedule 3.6(e), and (iii) with respect to any obligation to provide attribution by name to contributors of recipes or other content (x) that have consented to use of their names for such attribution and (y) for which the Company has adequate records to identify which recipes or other content should be attributed with which names, the Company is not required, obligated, or under any liability whatsoever, to make any payments by way of royalties, fees or otherwise or provide any other consideration of any kind, to any owner or licensor of, or other claimant to, any Intellectual Property, or any other Person, with respect to the use thereof or in connection with the conduct of the Business.

          (f) Schedule 3.6(f) sets forth a complete and accurate list of all Contracts (i) to which the Company is a party to any Intellectual Property Licenses, (ii) containing a covenant not to compete or otherwise limiting the Company's ability to use any of the Intellectual Property or (iii) containing an agreement by the Company to indemnify any other Person against any claim of infringement, violation, misappropriation or unauthorized use of any Intellectual Property. The Company has delivered to Purchaser true, correct and complete copies of each Contract set forth on
     Schedule 3.6(f), together with all amendments, modifications or supplements thereto.

          (g) Each of the Intellectual Property Licenses is in full force and effect and is the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms. The Company is not in default under any Intellectual Property License, nor, to the Knowledge of the Company, is any other party to any Intellectual Property License in default thereunder, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder. No party to any of the Intellectual Property Licenses has exercised any termination rights with respect thereto.

          (h) No Trade Secret of the Company has been authorized to be disclosed or has been actually disclosed by the Company to any employee or any third party other than pursuant to a written non-disclosure agreement including restrictions on the disclosure and use of the Intellectual Property consistent with best practices in the industry in which the Company operates. The Company has taken reasonable security measures to protect the secrecy, confidentiality and value of all the Trade Secrets of the Company, including invention disclosures, not the subject of any patents owned or patent applications filed by the Company, which measures are consistent with best practices in the industry in which the Company operates. Each employee, consultant and independent contractor of the Company has entered into a written non-disclosure and invention assignment agreement with the Company in a form provided to Parent.

          (i) Except as set forth on Schedule 3.6(i), as of the date hereof, the Company is not the subject of any pending or, to the Knowledge of the Company, threatened Action which involve a claim of infringement, misappropriation, unauthorized use, or violation of any intellectual property rights by any Person against the Company or challenging the ownership, use, validity or enforceability of any Intellectual Property owned or exclusively licensed by the Company. Except as set forth on
     Schedule 3.6(i), the Company has not received notice of any such threatened claim and, to the Knowledge of the Company, there are no facts or circumstances that could form the basis for any claim of infringement, unauthorized use, misappropriation or violation of any intellectual property rights by any Person against the Company, or challenging the ownership, use, validity or enforceability of any material Intellectual Property. All of the Company's rights in and to material Intellectual Property are valid and enforceable.

          (j) To the Knowledge of the Company, no Person is infringing, violating, misusing or misappropriating any material Intellectual Property of the Company, and no such claims have been made against any Person by the Company.

          (k) There are no Governmental Orders to which the Company is a party or by which the Company is bound which restrict, in any material respect, the right to use any of the Intellectual Property.

          (l) No present or former employee has any right, title, or interest, directly or indirectly, in whole or in part, in any material Intellectual Property owned or used by the Company. To the Knowledge of the Company, no employee, consultant or independent contractor of the Company is, as a result of or in the course of such employee's, consultant's or independent contractor's engagement by the Company, in default or breach of any material term of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement.

          (m) Schedule 3.6(m) sets forth a complete and accurate list of (i) all computer programs and databases included in the Software that are owned exclusively by the Company and are material to the operation of the Business and (ii) all computer programs and databases included in the Software that are used by the Company in the Business and are not exclusively owned by the Company, excluding Software available on reasonable terms through commercial distributors or in consumer retail stores for a license fee of no more than $5,000.

          (n) Except as set forth on Schedule 3.6(n), no open source or public library Software, including, but not limited to, any version of any Software licensed pursuant to any GNU public license, was used in the development or modification of any Software owned or used by the Company that is incorporated into or utilized by any of the products or services of the Company where, as a result of the use of such open source or public library Software or as a condition of its use, the Company is obligated to make available to third parties the source code for the proprietary Software owned or used by the Company that is incorporated into such products.

           3.7. Certain Contractual Obligations. Set forth on Schedule 3.7 is a true and complete list of all of the following Contractual Obligations of the
Company:

          (a) All collective bargaining agreements and all material written employment or consulting agreements pursuant to which services are rendered to the Company (other than the Company Plans), in each case which are likely to involve payments by or on behalf of the Company in excess of $100,000 per year;

          (b) All Contractual Obligations under which the Company is or will after the Closing be restricted from competing in any line of business or with any Person in any geographical area or soliciting or hiring any person;

          (c) All Contractual Obligations (but excluding the Options) to sell or otherwise dispose of any assets having a fair market value in excess of $100,000 except in the Ordinary Course of Business;

          (d) All Contractual Obligations between the Company on the one hand, any Shareholder or Affiliate thereof or any current officer, director, shareholder or Affiliate of the Company or on the other hand;

          (e) All Contractual Obligations (including partnership and joint venture agreements) under which (i) the Company has any liability or obligation for Company Debt or constituting or giving rise to a guarantee of any liability or obligation of any Person (other than the Company) or
     (ii) any Person has any liability or obligation constituting or giving rise to a guarantee of any liability or obligation of the Company, in either case involving in excess of $100,000 individually;

          (f) All joint ventures, strategic alliances, partnerships, licensing arrangements (including all Intellectual Property Licenses, but excluding licensing Intellectual Property Licenses off-the-shelf software available on commercially reasonable terms through distributions, manufactures or consumer retail stores for a license fee of less than $5,000), or sharing of profits or proprietary information;

          (g) All Contractual Obligations providing for severance, retention, change in control or other similar payments;

          (h) All material management agreements and Contractual Obligations with independent contractors or consultants (or similar arrangements) that are not cancelable without penalty or further payment and without more than 30 days' notice;

          (i) All Contractual Obligations entered into since the Balance Sheet Date in connection with any (i) acquisition or disposition of assets constituting a business or securities representing a controlling interest in any Person, (ii) merger, consolidation or other business combination or
     (iii) series or group of related transactions or events of a type specified in subclauses (i) and (ii);

          (j) All Contractual Obligations pursuant to which the Company may be expected to perform services with a value in excess of $100,000 per year and which cannot be canceled by the Company within thirty (30) days, except for customer purchase orders received in the Ordinary Course of Business;

          (k) All Contractual Obligations pursuant to which the Company may be obligated to pay for goods and services to be delivered or performed in excess of $100,000 per year and which cannot be canceled by the Company within thirty (30) days, except for purchase orders issued in the Ordinary Course of Business; and

          (l) All Contractual Obligations pursuant to which the Company is obligated to keep any information confidential in such a manner that materially inhibits the Business.

Each of the Contractual Obligations listed on Schedule 3.7, as in effect on the date hereof, shall be referred to herein collectively as the "Contracts". No breach or default in performance by the Company under any of the Contracts has occurred and is continuing, and no event has occurred which with notice or lapse of time or both would constitute such a breach or default, other than any breach or default which has not had a Material Adverse Effect. To the Knowledge of the Company, no breach or default by any other Person under any of the Contracts has occurred and is continuing, and no event has occurred which with notice or lapse of time or both would constitute such a breach or default, except a breach or default which has not had and is not reasonably likely to have a Material Adverse Effect. No party to any of the Contracts has exercised any termination rights with respect thereto, and no party has given notice of any significant dispute with respect to any Contract. The Company has delivered to Parent true, correct and complete copies of all of the Contracts, together with all amendments, modifications or supplements thereto.

           3.8. Insurance. Schedule 3.8 contains a list of all policies of fire, liability, workers' compensation, property, casualty and other forms of insurance currently owned or held by the Company, including named insureds, coverage scope and limits, deductibles and premiums and other costs. Schedule
3.8 also lists all insured losses, if any made and insurance proceeds received, since January 1, 2002 in excess of $50,000. The Company has insurance policies in full force and effect for such amounts as are sufficient to comply with all Legal Requirements and all contractual requirements specifically requiring insurance to which the Company is a party or by which it is bound. The Company has delivered or made available to Parent true and accurate copies of all such policies or binders or summaries thereof as in effect on the date hereof. To the Knowledge of the Company, the Company is not in material default with respect to its obligations under any of such policies. Except as set forth on Schedule 3.8, to the Knowledge of the Company, no event relating to the Company has occurred which could reasonably be expected to result in a retroactive upward adjustment in premiums under any such insurance policies or which could reasonably be expected to result in a prospective upward adjustment in such premiums. Excluding insurance policies that have expired and been replaced in the Ordinary Course of Business, no insurance policy has been cancelled within the last two years and, to the Knowledge of the Company, no threat has been made to cancel any insurance policy of the Company during such period. To the Knowledge of the Company, no event has occurred, including the failure by the Company to give any notice or information or the Company giving any inaccurate or erroneous notice or information, which limits or impairs the rights of the Company under any such insurance policies.

           3.9. Litigation. Except as set forth on Schedule 3.9 or as would not reasonably be expected to have a Material Adverse Effect on the Company, there is and since January 1, 2002 there has been no Action against the Company pending, and to the Knowledge of the Company, there is no Action threatened against the Company, or to which the Company is otherwise a party before any Governmental Authority. Except as set forth on Schedule 3.9, the Company is not subject to any Governmental Order, and is not in breach or violation of any Governmental Order. Except as set forth on Schedule 3.9, the Company is not engaged in any legal Action to recover monies due it or for damages sustained by it. There is no Action pending, or to the Knowledge of the Company, threatened, which seeks rescission of or seeks to enjoin the consummation of this Agreement or any of the transactions contemplated hereby.

           3.10. Compliance with Laws. The operations, Business and assets of the Company are and, for the last five (5) years have been, in compliance in all material respects with applicable Legal Requirements, except as set forth on
Schedule 3.10 and except as would not reasonably be expected to have a material and adverse effect on the Company. In the last five (5) years, the Company has not received any written notice of or been charged in writing with the violation of any Legal Requirements. To the Knowledge of the Company, the Company is not under investigation with respect to the violation of any Legal Requirements except as would not reasonably be expected to have a material and adverse effect on the Company. The Company has been granted all licenses, permits, consents, approvals, franchises and other authorizations under any Legal Requirement necessary for and material to the conduct of the Business (collectively, the "Permits"), except where the failure to obtain such Permits would not reasonably be expected to have a material and adverse effect on the Company, and the Company has not received any notice that any Governmental Authority or other licensing authority will revoke, cancel, rescind, materially modify or refuse to renew in the ordinary course any of the Permits. There are no Actions pending or, to the Knowledge of the Company, threatened, relating to the suspension, revocation or modification of any Permit.

           3.11. Tax Matters.

           Except as set forth on Schedule 3.11:

          (a) The Company has duly and timely filed or has had filed (after giving effect to extensions) on its behalf all income and other material Tax Returns that it was required to file on or before the date hereof (or the Closing Date), all such Tax Returns are true, complete and accurate in all material respects, and the Company has paid or had paid on its behalf all Taxes owed by the Company (other than any Taxes not yet due and payable or for which reserves have been established in accordance with Generally Accepted Accounting Principles on the Balance Sheet). No written claim has been made by any Governmental Authority in a jurisdiction in which the Company does not file Tax Returns that it may be required to file Tax Returns in, or is subject to taxation by, that jurisdiction;

          (b) there are no actions, suits, investigations or audits by any Governmental Authority in progress with respect to Taxes of or relating to the Company, and the Company has not received any written notice of any outstanding audit, claim or deficiency pending or proposed with respect to Taxes of the Company;

          (c) the Company is not a party to any written agreements or waivers extending the statutory period of limitation applicable to any Taxes of the Company which is currently in effect;

          (d) the Company has not been a member of an affiliated group filing a consolidated, combined or unitary Tax Return (other than a group the common parent of which was the Company);

          (e) the Company has complied in all material respects with all applicable laws relating to the filing of Tax Returns and the payment and withholding of Taxes, and has duly and timely withheld and paid over to the appropriate Governmental Authority all amounts required to be so withheld and paid under all applicable laws;

          (f) the Company (i) has no liability for the Taxes of any other Person as a transferee or successor, or by contract or otherwise, and (ii) is not a party to any Tax sharing, allocation, indemnity or similar agreement or arrangement (whether or not written);

          (g) the Company has not constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the two (2) years prior to the date of this Agreement or (B) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement;

          (h) the Company has made available to Parent true and complete copies of all (i) audit reports issued with respect to the six year period prior to the date of this Agreement relating to any Taxes due from or with respect to the Company and (ii) material Tax Returns of the Company for all taxable periods ending on or after December 31, 2000;

          (i) the Company has not granted to any Person any power of attorney that is currently in force with respect to any Tax matter;

          (j) no Liens for Taxes exist with respect to any of the assets or properties of the Company;

          (k) there is no taxable income of the Company that was received or accrued prior to the Closing that will be required under applicable Tax law to be reported for a taxable period beginning after the Closing Date that is attributable to a transaction (such as an installment sale) that occurred prior to the Closing;

          (l) the Company has (i) neither agreed to nor is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign law, (ii) no knowledge that any Governmental Authority has proposed any such adjustment, and (iii) no application pending with any Governmental Authority requesting permission for any changes in accounting methods;

          (m) the Company has not executed or entered into any written agreement with, or obtained or applied for any written consents or written clearances or any other Tax rulings from, nor has there been any written agreement executed or entered into on its behalf with any Governmental Authority, relating to material Taxes, including any IRS private letter rulings or comparable rulings of any Governmental Authority and closing agreements pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of any law;

          (n) the Company does not have, nor has ever had, a permanent establishment in any country other than the United States. The Company is not, nor has ever been, subject to tax in a jurisdiction outside the United States;

          (o) the Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A) of the Code;

          (p) the Company has obtained a shareholder vote or written consent approving the right of any "disqualified individual" (as defined in Section 280G(c) of the Code) to receive or retain any and all payments that could be deemed "parachute payments" under Section 280G of the Code and there is no Contract covering any person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by the Company or Parent (or Affiliates of Parent) by reason of Section 280G of the Code;

          (q) the Company has not engaged in any "reportable transactions" as defined in Treasury Regulation Section 1.6011-4(b);

          (r) none of the assets of the Company was acquired from a "related person" as defined in Section 197 of the Code;

          (s) Schedule 3.11(s) lists (i) all types of income and other material Taxes paid, and all types of income and other material Tax Returns filed, by or on behalf of the Company and (ii) all jurisdictions that impose such Taxes and/or duty to file such Tax Returns;

          (t) no issue has been raised by a Governmental Authority as to material Taxes either in writing or to the Knowledge of the Company in any prior examination of the Company which, by application of the same or similar principles, could reasonably be expected to result in a material proposed deficiency for any subsequent taxable period;

          (u) to the Knowledge of the Company, the Company has not, within the scope of Section 999 of the Code, participated in or cooperated with any international boycott or has been requested to do so in connection with any transaction or proposed transaction;

          (v) Schedule 3.11(v) sets forth the following information with respect to the Company as of the end of the most recent taxable year: (i) the amount of any net operating losses for federal income tax purposes and the date such losses will expire and (ii) all applicable limitations on any such losses under Sections 382 and 383 of the Code; and

          (w) Each Company Plan that is a "nonqualified deferred compensation plan" (as defined in Code Section 409A(d)(1)) has been operated since January 1, 2005 in good faith compliance with Code Section 409A and Internal Revenue Service Notice 2005-1 and the Proposed Regulations promulgated under Code Section 409A. No Company Plan that is a "nonqualified deferred compensation plan" has been materially modified (as determined under Notice 2005-1 and the Proposed Regulations) after October 3, 2004. As to each Option, the timing and the amount of any taxable income realized with respect to such Option will be determined in accordance with Treasury Regulation Section 1.83-7.

For purposes of this Section 3.11, any reference to the Company shall be deemed to include any Person that merged with or was liquidated into the Company.

           3.12. Employee Benefit Plans/Labor Matters.

          (a) Schedule 3.12(a) lists each severance plan and agreement, retention plan, "employee benefit plan" within the meaning of section 3(3) of ERISA, and all other employee benefit and compensation plans, programs, policies or arrangements, including, without limitation, stock-based , bonus, incentive or other fringe benefit plans, consulting or other compensation agreements, deferred compensation arrangements, sick leave, vacation pay, salary continuation for disability, hospitalization, medical insurance, and life insurance that the Company maintains or to which the Company contributes or has an obligation to contribute or has any other liability with respect to Company Employees or former Company Employees or directors of the Company or their beneficiaries (collectively, "Company Plans").

          (b) With respect to each of the Company Plans, the Company has made available to Parent a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (i) any related trust agreement, annuity contract or other funding instrument; (ii) the most recent summary plan description, if any; (iii) the most recent annual Form 5500 and all schedules thereto, if any, and the most recent actuarial report, if any with respect to such Company Plans; and (iv) if such Company Plan is intended to be a qualified single employer plan under section 401(a) of the Code, the most recent favorable determination letter received from the Internal Revenue Service, if any.

          (c) (i) Each Company Plan has been maintained, in all material respects, in accordance with its terms and in compliance with the applicable provisions of law, including ERISA and the Code; (ii) the Company has complied in all material respects with the health care continuation requirements of section 601, et seq. of ERISA to the extent applicable to it; (iii) except as set forth on Schedule 3.12, the Company has no obligations under any Company Plan to provide health benefits to former Company Employees except as specifically required by law; and (iv) all contributions required to have been made under any Company Plan or by law to any funds or trusts established thereunder or in connection therewith have been made, or the amount of such payment or contribution obligation has been reflected on the Balance Sheet.

          (d) Neither the Company nor any employer that would be considered to be a single employer with the Company under ERISA Section 4001(a)(14) has, within the last six years, maintained, contributed to, or had any obligation to contribute to, or has any liability (fixed or contingent) with respect to any "multiemployer plan" (as such term is defined in section 3(37) of ERISA) or any "defined benefit plan" (as such term is defined in section 3(35) of ERISA).

          (e) There are no pending, or to the Knowledge of the Company, threatened actions, claims or controversies which have been asserted or instituted against the Company Plans, the assets of any of the trusts under such plans or the plan sponsor or, to the Knowledge of the Company, any plan administrator or fiduciary of the Company Plans with respect to the operation of the Company Plans (other than routine benefit claims).

          (f) Each of the Company Plans intended to qualify under Section 401 of the Code (i) is the subject of an unrevoked favorable determination letter issued by the IRS, (ii) has remaining a period of time under the Code or applicable Treasure regulations or IRS pronouncement in which to request, and make any amendments necessary to obtain, such a letter from the IRS, or
     (iii) is a prototype plan that is permitted to rely on the opinion or advisory letter issued to the prototype plan sponsor. To the Knowledge of the Company, nothing has occurred with respect to the operation of any such Company Plans which could reasonably be expected to result in the loss of such qualification.

          (g) Except as set forth on Schedule 3.12(g), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any Company Employee or former Company Employee, (ii) increase any benefits otherwise payable under any Company Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

          (h) Schedule 3.12(h) sets forth a list of each collective bargaining agreement with any labor union representing Company Employees. There is no labor strike, dispute, slowdown, or stoppage pending or, to the Knowledge of the Company, threatened against the Company. No collective bargaining agreement is currently being negotiated and, to the Knowledge of the Company, no organizing effort is currently being made with respect to the Company Employees. The Company is and has been in material compliance with all applicable laws relating to employment practices, terms and conditions of employment (including termination of employment), wages, hours of work and occupational safety and health, and worker classification. The Company is in compliance with WARN and any similar state or local "mass layoff" or "plant closing" law. There is no unfair labor practice complaint pending or, to the Knowledge of the Company, threatened against the Company before the National Labor Relations Board.

           3.13. Accounts and Notes Receivable and Payable.

          (a) All accounts and notes receivable of the Company have arisen from bona fide transactions in the Ordinary Course of Business consistent with past practice and are payable on ordinary trade terms. All accounts and notes receivable of the Company reflected on the Balance Sheet are good and collectible at the aggregate recorded amounts thereof, which were calculated in a manner consistent with past practice and in accordance with Generally Accepted Accounting Principles consistently applied. All accounts and notes receivable arising after the Balance Sheet Date are good and collectible at the aggregate recorded amounts thereof, which reserves were calculated in a manner consistent with past practice and in accordance with Generally Accepted Accounting Principles consistently applied. None of the accounts or the notes receivable of the Company (i) are subject to any setoffs, counterclaims or allowances for unplaced advertising or otherwise or (ii) represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement.

          (b) All accounts payable of the Company reflected in the Balance Sheet or arising after the date thereof are the result of bona fide transactions in the Ordinary Course of Business and have been paid or are not yet due and payable.

           3.14. Related Party Transactions. No employee, officer, director or shareholder of the Company or any of their respective Affiliates ("Related Persons") (i) owes any amount to the Company nor does the Company owe any amount to, or has the Company committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Person, other than accrued salary, wages or bonuses, (ii) except for employment arrangements or offices and directorships disclosed in this Agreement, is involved in any business arrangement or other relationship with the Company (whether written or oral), (iii) owns any property or right, tangible or intangible, that is used by the Company, (iv) has any claim or cause of action against the Company or (v) to the Knowledge of the Company, owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is a competitor, supplier, customer, landlord, tenant, creditor or debtor of the Company.

           3.15. Certain Governmental Matters. The Company has not received from any U.S. Governmental Authority or any prime contractor or subcontractor from a U.S. Governmental Authority any special, preferential or advantageous treatment in the award of a Government Contract, or in any other manner, including as a "small business concern," "small disadvantaged business" (or "minority-owned business"), "women-owned" concern, or any other socially and economically disadvantaged classification, as defined in the Small Business Act (15 U.S.C. Sec. 631, et. seq.), the Federal Property and Administrative Services Act (41 U.S.C. Sec. 252), section 7102 of the Federal Acquisition Streamlining Act of 1994 (Public Law 103-355), 10 U.S.C. Sec 2323, Executive Order 12138, May 18,
1979, or regulations implementing these requirements, including the Federal Acquisition Regulations. "Government Contract" means any prime contract with a U.S. Governmental Authority and any subcontract with a prime contractor or higher tier subcontractor under a prime contract with a U.S. Governmental Authority.

           3.16. Advertising Customers. Schedule 3.16 sets forth a list of the twenty (20) largest advertisers of the Company, as measured by the dollar amount of ad purchases therefrom for cash for each of the fiscal years ended December 31, 2003, 2004 and 2005, showing the total receipts from each advertiser and any allowance, credits or rebates. Since the Balance Sheet Date, no advertiser listed on Schedule 3.16 has terminated its relationship with the Company, except as specified on Schedule 3.16. Except as specified therein, no advertiser listed on Schedule 3.16 has notified the Company, and the Company does not otherwise have Knowledge, that such advertiser intends to terminate or materially reduce its level of advertising or modify its pricing or other terms.

           3.17. Brokers. Except for payments included in the Company's Transaction Expenses, no broker, finder, investment bank or similar agent (a "Broker") is entitled to any brokerage or finder's fee from the Company in connection with the transactions contemplated by this Agreement based upon agreements or arrangements made by or on behalf of the Company.

4. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB. Parent and the Merger Sub jointly and severally represent and warrant to the Company that, except as set forth in the Schedules to this Agreement:

           4.1. Corporate Matters.

                4.1.1. Organization, Power and Standing of Parent and Merger Sub. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Delaware, and Parent has full power and authority, corporate and otherwise, to enter into this Agreement, to carry out and perform its obligations hereunder and to consummate the transactions contemplated hereby, and to own, operate or lease its properties and to carry on its business as currently conducted. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is a wholly owned subsidiary of Parent. Since the date of its incorporation Merger Sub has not (i) engaged in any business (ii) conducted any operations,
(iii) incurred any liabilities or (iv) entered into any agreements or arrangements, other than, in each case, in connection with this Agreement and the transactions contemplated by this Agreement.

                4.1.2. Authorization and Enforceability. This Agreement has been duly authorized, executed and delivered by, and is Enforceable against, Parent and Merger Sub.

                4.1.3. Non-Contravention. Neither the execution, delivery and performance of this Agreement by Parent and Merger Sub nor the consummation by Parent and Merger Sub of the Closing hereunder in accordance with the terms and conditions of this Agreement does or will constitute, result in or give rise to
(a) a breach, violation or default under any Legal Requirement applicable to Parent or Merger Sub, (b) a breach of or default under any Charter or By-laws provision of Parent or Merger Sub or (c) a breach of or default under (or the acceleration of the time for performance of any material obligation under) any Contractual Obligation of Parent or Merger Sub. No approval, consent, waiver, authorization or other order of, and no declaration, filing, registration, qualification or recording with, any Governmental Authority is required to be obtained or made by or on behalf of Parent or Merger Sub in connection with the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated hereby, except (a) for items which shall have been obtained or made on or prior to, and shall be in full force and effect at, the Closing Date and (b) where failure to obtain such approval, consent, waiver, authorization or other order, or to make such declaration, filing, registration, qualification or recording would not materially and adversely affect Parent's or Merger Sub's ability to consummate the Closing hereunder in accordance with the terms and conditions of this Agreement and would not prevent Parent or Merger Sub from performing in all material respects any of its obligations under this Agreement.

           4.2. Merger Consideration. Parent currently has available, and at the Effective Time of the Merger will continue to have available, sufficient cash and cash equivalents to enable it to perform its obligations under this Agreement; and Parent will use or make such cash available to Merger Sub and the Surviving Corporation to allow them to fulfill all such obligations.

           4.3. Litigation. As of the date hereof, there is no Action pending or, to the knowledge of Parent, threatened (a) against Parent, Merger Sub or any of their respective Affiliates which has had or could reasonably be expected to have a material adverse effect on the ability of Parent or Merger Sub to perform their obligations under this Agreement or (b) which seeks rescission of or seeks to enjoin the consummation of this Agreement or any of the transactions contemplated hereby.

           4.4. Brokers. No Broker is entitled to any brokerage or finder's fee in connection with the transactions contemplated by this Agreement based upon agreements or arrangements made by or on behalf of Parent, Merger Sub, nor any of their respective Affiliates.

           4.5. Investigation; No Additional Representations; No Reliance. Parent acknowledges that the Company has not made nor shall it be deemed to have made any representation, warranty, covenant or agreement, express or implied, with respect to the Company, the Business or the transactions contemplated by this Agreement, other than those explicitly set forth herein. Parent acknowledges and agrees that it (a) has made its own inquiry and investigation into, and based thereon has formed an independent judgment concerning, the Business and the Company, (b) has been furnished with or given adequate access to such information about the Business and the Company as it has requested, (c) to the extent it has deemed appropriate, has addressed in this Agreement any matters arising out of its investigation and the information provided to it and
(d) will not assert, except to the extent provided in Section 9 or in the case of a claim of fraud, any claim against the Company or its directors, officers, employees, advisors, agents, shareholders, consultants, investment bankers, brokers, representatives or controlling persons, or any Affiliate of any of the foregoing, or hold the Company or any such persons liable, for any inaccuracies, misstatements or omissions with respect to information furnished by the Company or such persons concerning the Business, the Company, this Agreement or the transactions contemplated hereby.

5. CERTAIN AGREEMENTS OF THE PARTIES.

           5.1. Treatment of Transfer and Other Taxes.

                5.1.1. All stock transfer Taxes, real property transfer Taxes, sales Taxes, documentary stamp Taxes, recording charges and other similar Taxes, if any, arising in connection with the transactions contemplated by this Agreement shall be Transaction Expenses.

                5.1.2. Each of the parties hereto shall fully cooperate (including by maintaining and making available to each other all relevant records) with each other party with respect to the preparation and filing of any Tax Returns pursuant to Sections 5.1.1, 5.1.4 and 5.2(i), and resolving any audit, investigation, litigation or other proceeding relating to Taxes of the Company for any taxable period ending on or before the Closing Date or the portion ending at the close of business on the Closing Date of any Straddle Period.

                5.1.3. The Company will, unless prohibited by applicable law, close the taxable year of the Company as of the close of business on the Closing Date; provided, however, that no election will be made under Treasury Regulation
Section 1.1502-76(b)(2)(ii)(D). If applicable law does not permit the Company to close its taxable year on the Closing Date, the Taxes, if any, attributable to a taxable period of the Company that includes (but does not end on) the Closing Date (a "Straddle Period") shall be allocated (i) to the period up to and including the close of business on the Closing Date, and (ii) to the period subsequent to the Closing Date. Any allocation of income or deductions required to determine any Taxes attributable to a Straddle Period shall be made pursuant to the following methodology: (x) Taxes, other than those referred to in clause
(y) below, shall be allocated by means of a closing of the books and records of the Company as of the close of the Closing Date, provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each such period, and (y) property Taxes and ad valorem Taxes shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each such period; provided, however, that any Taxes resulting from any action, omission, transaction or event that occurs on the Closing Date but after the Closing and which is not in the Ordinary Course of Business shall be allocated to the period subsequent to the Closing Date. Notwithstanding anything in this Agreement to the contrary, the parties acknowledge and agree that any and all compensation deductions attributable to the transactions contemplated in Section 2.6.4 shall be allocated to the taxable period of the Company ending on the Closing Date or the portion ending at the close of business on the Closing Date of any Straddle Period.

                5.1.4. Parent shall prepare or cause to be prepared all Tax Returns of the Company for all taxable periods ending on or before the Closing Date required to be filed after the Closing Date and for all Straddle Periods. Such returns shall be prepared in a manner consistent with the past practice of the Company, except to the extent Parent reasonably believes such practice does not comply with applicable law. Parent shall provide Shareholder Representative with a copy of all such Tax Returns (together with supporting papers) at least ten Business Days prior to the due date thereof for Shareholder Representative to review and approve (such approval not to be unreasonably withheld or delayed).

                5.1.5. Any Tax refund that is received by a Parent Indemnitee (or with respect to which a Parent Indemnitee is entitled to credit against Taxes otherwise payable by the Company or Parent Indemnitee) that relates to Taxes of the Company for taxable periods ending on or before the Closing Date or the portion ending at the close of business on the Closing Date of any Straddle Period shall be for the account of the Company Equityholders, except for refunds attributable to any carryback of a loss or credit (or a portion thereof) resulting from the carryback of net operating losses incurred during a taxable period beginning after the Closing Date or the portion ending after the Closing Date of any Straddle period. Parent shall pay over or cause to be paid over to Shareholder Representative any such refund or the amount of any such credit within five Business Days after receipt or entitlement thereto, less (x) any reasonable out-of-pocket expenses incurred by any Parent Indemnitee to collect such refund or credit and (y) any Tax payable by any Parent Indemnitee as the result of receipt of such refund or credit.

           5.2. Operation of Business, Related Matters. From the date hereof through the earlier of the date this Agreement is terminated pursuant to Section 12 and the Closing Date, except as otherwise permitted or required by this Agreement, the Company will (a) conduct the Business in the Ordinary Course of Business and substantially as presently operated, (b) use reasonable efforts to maintain the value of the Business as a going concern, (c) comply in all material respects with all applicable Legal Requirements, and (d) use reasonable efforts to (i) preserve the present business operations, organization (including officers and employees) and goodwill of the Company and (ii) preserve the present relationships with Persons having business dealings with the Company (including customers and suppliers). Except as set forth on Schedule 5.2, from the date hereof and prior to the Closing Date, the Company will not, without the prior written consent of Parent which, as to subsections (g), (j), (s) and (t) below, will not be unreasonably withheld or delayed:

          (a) enter into any transactions other than on an arms' length basis with any Affiliate of the Company (other than as contemplated by this Agreement and transactions in the Ordinary Course of Business);

          (b) pay to any director, officer or employee increased salary or other compensation;

          (c) issue, create, incur, assume, guarantee, endorse or otherwise become liable or responsible with respect to (whether directly, contingently or otherwise) any Company Debt (including any capital lease);

          (d) amend the Charter or Bylaws of the Company or sell, lease or otherwise dispose of any material assets (except for sales or other dispositions of advertising or inventory in the Ordinary Course of Business);

          (e) enter into or agree to enter into any merger or consolidation with any Person, and not engage in any business other than the Business;

          (f) make any capital expenditure in excess of $50,000, except in the Ordinary Course of Business consistent with the Company's capital expenditure budget previously disclosed to Parent;

          (g) pay any dividend or other distribution with respect to its capital stock, or repurchase or otherwise retire for value any shares of its capital stock or Options or Warrants or effect any recapitalization, reclassification, stock split, combination or like change in the capitalization of the Company, or amend the terms of any outstanding securities of the Company;

          (h) make any change in its accounting or Tax reporting principles, methods, policies or practices;

          (i) (i) make, change or revoke any material Tax election or settle or compromise any income or other material Tax claim or liability, (ii) prepare or file any income or other material Tax Return (or any amendment thereof) unless such Tax Return shall have been prepared in a manner consistent with past practice, except to the extent the Company reasonably believes such practice does not comply with applicable law, and the Company shall have provided Parent a copy thereof (together with supporting papers) at least ten Business Days prior to the due date thereof for Parent to review and approve (such approval not to be unreasonably withheld or delayed) or (iii) surrender any right to claim a refund of any Taxes;

          (j) except in the Ordinary Course of Business, grant any severance or termination pay (other than pursuant to policies or agreements in effect as of the date hereof) or increase the benefits payable under its severance or termination pay policies or agreements in effect on the date hereof;

          (k) issue, sell or otherwise dispose of any capital stock or grant any option or warrant or other right to purchase or obtain any of its capital stock, other than issuances of Common Stock (i) upon the exercise of the Options and Warrants in accordance with their terms and (ii) upon conversion of the Preferred Stock in accordance with the Company's Charter;

          (l) make any capital investment in, any loan to, or any acquisition of the securities or assets constituting a business of, any other Person;

          (m) enter into any employment contract or consulting agreement or amend in any material respect the terms of any such existing contract or agreement;

          (n) adopt or amend in any material respect any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or other arrangement for the benefit or welfare of any employee, other than as required by Legal Requirements or in the Ordinary Course of Business;

          (o) enter into any equipment lease involving annual payments in excess of $25,000;

          (p) mortgage, pledge or otherwise subject to a Lien any property or assets other than conditional sales or similar security interests granted in connection with the lease or purchase of equipment or supplies in the Ordinary Course of Business;

          (q) enter into any transaction or enter into, modify or renew any Contract which by reason of its size, nature or otherwise is not in the Ordinary Course of Business;

          (r) enter into any Contractual Obligation that restrains, restricts, limits or impedes the ability of the Company to compete with or conduct any business or line of business in any geographic area or solicit the employment of any persons;

          (s) terminate, amend, restate, supplement or waive any rights under any (A) material Contractual Obligation, Lease, Personalty Lease or Intellectual Property License, other than in the Ordinary Course of Business or (B) material Permit;

          (t) settle or compromise any pending or threatened Action or any claim or claims for, or that would result in a loss of revenue of, an amount that could, individually or in the aggregate, reasonably be expected to be greater than $50,000;

          (u) take any action which would adversely affect the ability of the parties to consummate the transactions contemplated by this Agreement;

          (v) enter into any transaction or Contractual Obligation, whether in the Ordinary Course of Business or otherwise, that (i) is with a publishing company or (ii) involves a print publishing product, other than sales of web-based advertising inventory in the Ordinary Course of Business; and

          (w) enter into any Contractual Obligation to do any of the actions referred to in this Section 5.2.

           Parent and Merger Sub shall respond with reasonable promptness to any and all requests by the Company for consent(s) for the Company to take any of the actions specified in this Section 5.2.

           5.3. Preparation for Closing. Parent and Merger Sub on the one hand and the Company on the other hand will each use all reasonable efforts to bring about the fulfillment of each of the conditions precedent to the obligations of the other set forth in this Agreement, subject to the following:

                5.3.1. Intentionally deleted.

                5.3.2. Consents. Prior to the Closing Date, the Company shall use reasonable efforts in securing written consents or waivers from, and provide all notices to, all Persons specified in Schedule 3.1.3, in connection with, the transactions contemplated by this Agreement (except for such matters covered by Section 5.3.1). All such consents, waivers, approvals and notices shall be in writing and in form and substance reasonably satisfactory to Parent, and executed counterparts of such consents, waivers and approvals shall be delivered to Parent promptly after receipt thereof, and copies of such notices shall be delivered to Purchaser promptly after the making thereof. Notwithstanding anything to the contrary in this Agreement, neither Parent nor any of its Affiliates (which for purposes of this sentence shall include the Company) shall be required to pay any amounts in connection with obtaining any consent, waiver or approval.

                5.3.3. Updating of Disclosure Schedules; Waiver of Claims. Subject to the provisions of this Section 5.3.3, not less than five (5) Business Days prior to the proposed Closing Date , the Company shall have the right to update the Schedules (either by amending the existing Schedules or by adding new Schedules thereto) with respect to any events, facts or circumstances first arising or occurring after the date hereof by delivery of such amended or supplemental disclosure schedules to the Parent (the "Updated Schedules") all of which Updated Schedules shall be delivered on a single occasion. In the event that the Company delivers the Updated Schedules to Parent, and the aggregate amount of Losses reasonably likely to be incurred by the Parent Indemnitees based upon or resulting from the matters set forth in the Updated Schedules exceeds $1,500,000, then such disclosure shall be deemed to have disclosed the occurrence of a Material Adverse Effect for purposes of Sections 3.3.4, 6.1 and
6.4 and Parent shall have the option, in its sole and absolute discretion, to terminate this Agreement pursuant to Section 11.1(f) by delivery of written notice to the Company within five (5) Business Days of its receipt of the Updated Schedules. If Parent elects not to terminate this Agreement in such circumstance, upon Closing, the Updated Schedules shall have the effect of amending and supplementing, as applicable, the Schedules as if such amendment or supplement were set forth on the Schedules delivered on the date of this Agreement, and the Parent Indemnitees shall have no right to indemnification with respect to Losses relating to such event, fact or circumstance. In the event that the aggregate amount of Losses reasonably likely to be incurred by the Parent Indemnitees based upon or resulting from the matters set forth in the Updated Schedules is less than $1,500,000, the Updated Schedules shall have the effect of (1) disclosing breaches that do not have a Material Adverse Effect,
(2) their existence shall not constitute a basis for Parent to terminate this agreement pursuant to Section 11.1(f) and (3) the occurrence of the closing shall not waive any rights that the Parent Indemnitees may have for failure of the representations and warranties to be true and correct at closing in accordance with Section 6.1 or Section 9. Except for the purpose of this Section
5.3.3 and the matters specifically contemplated herein, the parties to this Agreement acknowledge and agree that the amount of $1,500,000 shall not create any presumption that a fact, event, occurrence, condition or development constitutes a Material Adverse Effect for other purposes under this Agreement.

                5.3.4. Notification of Certain Events. From the date hereof through the Closing, the Company shall give prompt notice to Parent and Parent shall give prompt notice to the Company of (a) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any of the Company's or Parent's respective representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect and (b) any material failure of the Company or Parent to comply with or satisfy any of its respective covenants, conditions or agreements to be complied with or satisfied by it under this Agreement; provided, however, that such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant or agreement, or to satisfy any condition.

           5.4. Confidentiality Agreement. The Confidentiality Agreement dated November 14, 2005, (the "Confidentiality Agreement"), by and between Parent and the Company is hereby confirmed and acknowledged as a continuing obligation of the parties and each of the parties hereto agrees to, and to cause each of its Affiliates (including with respect to Parent following the closing, the Company) to, keep any information provided hereunder or in connection with this Agreement or the transactions contemplated hereby confidential in accordance with the terms hereof.

           5.5. Intentionally deleted.

           5.6. Directors' and Officers' Indemnification and Insurance.

                5.6.1. From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, indemnify and hold harmless each present (as of the Effective Time) and former officer or director of the Company (the "D&O Indemnified Parties"), against all Losses incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions taken by them in their capacity as officers or directors at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable law. Each D&O Indemnified Party will be entitled to advancement of reasonable expenses incurred in the defense of any claim, action, suit, proceeding or investigation from the Surviving Corporation to the same extent such persons are entitled to advancement of expenses pursuant to the Charter or Bylaws of the Company as in effect on the date hereof; provided that the person to whom expenses are advanced provides an undertaking to repay such advances if either (i) to the extent required by applicable Legal Requirements or (ii) if it is ultimately determined that such person is not entitled to indemnification.

                5.6.2. The Charter and By-laws of the Surviving Corporation or any successor shall contain provisions that are no less favorable with respect to indemnification, advancement of expenses and exculpation of former or present directors and officers as are set forth in the Company's Articles of Incorporation and By-laws as of the date of this Agreement.

                5.6.3. The Surviving Corporation shall maintain, at no expense to the beneficiaries, in effect for six years from the Effective Time, the current directors' and officers' liability insurance policies maintained by the Company (provided that Parent or the Surviving Corporation may (i) substitute therefor policies of at least the same coverage containing terms and conditions which are, in the aggregate, no less advantageous to any beneficiary thereof or
(ii) arrange for "tail" coverage for such six (6)-year period under the Company's current directors' and officers' liability insurance policies) with respect to matters existing or occurring prior to the Effective Time; provided, however, that during this period, the Surviving Corporation shall not be required to maintain any coverage in excess of the amount that can be obtained for a premium of 200% of the current annual premium paid by the Company for its existing coverage.

           5.7. Further Assurances. Each party, upon the request from time to time of any other party hereto after the Closing, and at the expense of the requesting party but without further consideration, will do each and every act and thing as may be necessary or reasonably requested to consummate the transactions contemplated hereby in an orderly fashion.

           5.8. Financial Reporting. The Company will deliver to Parent promptly upon availability following each month end after the date of this Agreement, but no later than forty-five (45) days thereafter, an unaudited balance sheet as of such month end and statements of operations, shareholders' equity and cash flows.

           5.9. Exclusivity.

                5.9.1. Unless this Agreement shall have been terminated in accordance with its terms, the Company shall not, directly or indirectly, through any Affiliate, officer, director, Shareholder, agent or otherwise (the "Representatives"): (a) solicit, initiate, discuss or encourage the submission of any proposal or offer from any person relating to (i) any acquisition or purchase of all or a majority of the equity ownership or assets of the Company or (ii) any business combination with the Company involving a change in control of the equity ownership or assets of the Company (collectively, an "Acquisition Transaction"); or (b) participate in any negotiations regarding, discuss with or furnish to any other person any information with respect to, or otherwise cooperate or negotiate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing.

                5.9.2. The Company shall notify Parent orally and in writing promptly (but in no event later than 24 hours) after receipt by the Company of any proposal or offer (oral or in writing) from any Person other than Parent to effect an Acquisition Transaction or any request for non-public information relating to the Company or for access to the properties, books or records of the Company by any Person other than Parent. Such notice shall indicate the identity of the Person making the proposal or offer, or intending to make a proposal or offer or requesting non-public information or access to the books and records of the Company, the material terms of any such proposal or offer, or modification or amendment to such proposal or offer and copies of any written proposals or offers or amendments or supplements thereto. The Company shall keep Parent informed, on a current basis, of any material changes in the status and any material changes or modifications in the material terms of any such proposal, offer, indication or request.

                5.9.3. The Company shall (and the Company shall cause its Representatives to) immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Parent) conducted heretofore with respect to any Acquisition Transaction. The Company agrees not to release any third party from the confidentiality and standstill provisions of any agreement to which the Company is a party.

           5.10. Access to Information. The Company shall afford to Parent and its accountants, counsel, financial advisors and other representatives, reasonable access, during normal business hours upon reasonable notice throughout the period prior to the Closing, to the Company's properties and facilities (including all owned or leased real property and the buildings, structures, fixtures, appurtenances and improvements erected, attached or located thereon), books, financial information (including working papers and data in the possession of the Company's independent public accountants, internal audit reports, and "management letters" from such accountants with respect to the Company's systems of internal control), Contractual Obligations and records of the Company and, during such period, shall furnish promptly such information concerning the businesses, properties and personnel of the Company as Parent shall reasonably request; provided, however, such investigation shall not unreasonably disrupt the Company's operations. Prior to the Closing, the Company shall generally keep Parent informed as to all material matters involving the operations and businesses of the Company. The Company shall authorize and direct the appropriate directors, managers and employees to discuss matters involving the operations and business of the Company with representatives of Parent. All nonpublic information provided to, or obtained by, Parent in connection with the transactions contemplated hereby shall be "Confidential Information" for purposes of the Confidentiality Agreement; provided that Purchaser and the Company may disclose such information as may be necessary in connection with seeking necessary consents and approvals as contemplated hereby. Notwithstanding the foregoing, the Company shall not be required to disclose any information if such disclosure would contravene any applicable Legal Requirement or violate the confidentiality provisions of any Contractual Obligation; provided that the Company shall use commercially reasonable efforts to obtain a waiver of any such provision. Subject to Section 5.3.3, no information provided to or obtained by Parent pursuant to this Section 5.10 shall limit or otherwise affect the remedies available hereunder to Parent (including Parent's right to seek indemnification pursuant to Section 9), or the representations or warranties of, or the conditions to the obligations of, the parties hereto.] Prior to the Closing, (i) Parent and Merger Sub may contact any suppliers to, or customers of, the Company and (ii) Parent and Merger Sub may perform investigations of the properties or facilities of the Company.

           6. CONDITIONS TO THE OBLIGATION TO CLOSE OF PARENT. The obligations of Parent to consummate the Closing under this Agreement are subject to the satisfaction, at or prior to the Closing, of all of the following conditions, compliance with which, or the occurrence of which, may be waived prior to the Closing by Parent in its sole discretion:

           6.1. Representations and Warranties. The representations and warranties of the Company contained in this Agreement and of the Shareholders in the Support Agreement shall be true and correct (disregarding all materiality or Material Adverse Effect qualifications and exceptions or any similar standard or qualification contained therein) as of the date of this Agreement and as of the Closing as if made at and as of that time (except for representations and warranties made only as of a specified date, which shall be true and correct as of the specified date), except to the extent that all failures of such representations and warranties to be so true and correct (disregarding all materiality or Material Adverse Effect qualifications and exceptions or any similar standard or qualification contained therein), individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect or prevent, materially delay or materially impede the ability of the Company to timely consummate the Merger or the other transactions contemplated by this Agreement.

           6.2. Performance of Agreements. The Company shall have performed and satisfied all covenants and agreements required by this Agreement to be performed or satisfied by them at or prior to the Closing.

           6.3. Legality; Governmental Authorization; Litigation. The acquisition of the Shares and the consummation of the other transactions contemplated hereby, shall not be prohibited by any Legal Requirement. No Action shall have been instituted at or prior to the Closing by any Person other than by Parent, Merger Sub or any Affiliate thereof, or instituted by any Governmental Authority, relating to this Agreement or any of the transactions contemplated hereby, which has a reasonable likelihood of success and the result of which would prevent or make illegal the consummation of any such transaction.

           6.4. Closing Certificate. The Company shall have delivered to Parent a certificate to the effect that each of the conditions specified in Sections 6.1, 6.2 and 6.3 has been satisfied in all respects.

           6.5. Termination of Certain Agreements. The Shareholders Agreement and the Investors' Rights Agreement among the Company and certain Shareholders shall have been terminated and shall be of no further force and effect.

           6.6. Dissenting Shares. The number of Dissenting Shares as of the Closing Date shall not exceed 5% of the total number of Company Shares.

           6.7. Consents. The Company shall have obtained those consents listed on Schedule 3.1.3 in form and substance satisfactory to Parent and copies thereof shall have been delivered to Parent.

           6.8. Employment Agreements. The Employment Agreements by the employees set forth on Schedule D shall be in full force and effect and shall not have been repudiated by any such employee as of Closing. Each employee listed on Schedule D shall have affirmed in writing its representations and agreements thereunder and all of such employees shall be willing and able to perform in accordance with such employment agreements.

           6.9. Legal Opinion. Parent shall have received from Perkins Coie LLP, counsel to the Company, a legal opinion in reasonable and customary form.

           6.10. Escrow Agreement. The parties to the Escrow Agreement other than Parent shall have executed and delivered counterpart signature pages to Parent of the Escrow Agreements in substantially the form or Exhibit C.

           6.11. No Material Adverse Effect. There shall not have been or occurred any event, change, occurrence or circumstance that, individually or in the aggregate with any other events, changes, occurrences or circumstances, has had or could reasonably be expected to have a Material Adverse Effect since the Balance Sheet Date.

           6.12. FIRPTA. Parent shall have received from the Company a statement that complies with Treasury Regulation Section 1.1445-2(c)(3).

           6.13. Financial Statements. The Company shall have delivered the audited balance sheet of the Company as at December 31, 2005 and the related audited statements of income and cash flows for the year then ended, and the accompanying report of the Company's independent auditors shall not be qualified in any material respect.

           6.14. General. All corporate proceedings required to be taken on the part of the Company in connection with the transactions contemplated by this Agreement shall have been taken. Parent shall have received copies of such officers' certificates, good standing certificates, incumbency certificates and other customary closing documents as Parent may reasonably request in connection with the transactions contemplated hereby.

           7. CONDITIONS TO THE OBLIGATION TO CLOSE OF THE COMPANY. The obligations of the Company consummate the Closing under this Agreement are subject to the satisfaction, at or prior to the Closing, of all of the following conditions, compliance with which, or the occurrence of which, may be waived prior to the Closing by the Company in its sole discretion:

           7.1. Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct (disregarding all materiality or material adverse effect qualifications and exceptions or any similar standard or qualification contained therein) as of the date of this Agreement and as of the Closing Date as if made at and as of that time (except for representations and warranties made only as of a specified date, which shall be true and correct as of the specified date), except to the extent that all failures of such representations and warranties to be so true and correct (disregarding all materiality or material adverse effect qualifications and exceptions or any similar standard or qualification contained therein), individually or in the aggregate, would not reasonably be expected to have a material adverse effect or prevent, materially delay or materially impede the ability of Parent or Merger Sub to timely consummate the Merger or the other transactions contemplated by this Agreement.

           7.2. Performance of Agreements. Parent and Merger Sub shall have performed and satisfied all covenants and agreements required by this Agreement to be performed or satisfied by Parent and Merger Sub at or prior to the Closing.

           7.3. Legality; Government Authorization; Litigation. The Company's consummation of the transactions contemplated hereby shall not be prohibited by any Legal Requirement. No Action shall have been instituted at or prior to the Closing by any Person other than by the Company, or instituted by any Governmental Authority, relating to this Agreement or any of the transactions contemplated hereby, which has a reasonable likelihood of success and the result of which would prevent or make illegal the consummation of any such transaction.

           7.4. Closing Certificate. Parent shall have delivered to the Company a certificate to the effect that each of the conditions specified in Sections 7.1, 7.2 and 7.3 has been satisfied in all respects.

           7.5. Termination of Agreements. The Shareholders Agreement shall have been terminated and shall be of no further force and effect. All outstanding letters of credit shall be cancelled and replaced with letters of credit of Parent.

           7.6. Legal Opinion. The Shareholders Representative shall have received from the General Counsel to Parent, a legal opinion in reasonable and customary form.

           7.7. Escrow Agreement. The parties to the Escrow Agreement other than the Company shall have executed and delivered counterpart signature pages to the Company of the Escrow Agreement in substantially the form of Exhibit C.

           7.8. General. All corporate proceedings required to be taken by Parent and Merger Sub in connection with the transactions contemplated by this Agreement shall have been taken. The Company shall have received copies of such officers' certificates, good standing certificates, incumbency certificates and other customary closing documents as the Company may reasonably request in connection with the transactions contemplated hereby.

8. EMPLOYMENT AND EMPLOYEE BENEFITS ARRANGEMENTS.

           8.1. Compensation of Company Employees. The Parent shall cause the Surviving Corporation to employ on the Closing Date, at the same rate of pay as in effect immediately preceding the Closing Date, all Company Employees.

           8.2. Substantially Equivalent Benefits. With respect to the Company Plans in effect immediately prior to the Closing Date, Parent shall for a period of not less than one (1) year following the Closing Date continue to provide or cause to be provided such plans, programs, agreements or arrangements on behalf of the Company Employees so as to provide, in the aggregate, employee benefits which are substantially equivalent to the benefits provided to such individuals under the Company Plans immediately prior to the Closing Date; provided, however, that the foregoing shall not limit the obligation of the Company to maintain a Company Plan which, pursuant to an existing contract, must be maintained for a period longer than a year.

           8.3. Bonus Plans. Parent agrees to honor, or shall cause its subsidiaries (including the Surviving Corporation) to honor, from and after the Effective Time any bonus payments for the period of Company's 2006 fiscal year ending on June 30, 2006 under the bonus plans set forth on Schedule 3.12 (without regard to the Company's performance after the Closing).

           8.4. Recognition of Service. For all purposes with respect to the 401(k) Partnership of The Reader's Digest Association, Inc. and Parent's vacation program, Parent shall recognize, or shall cause its subsidiaries (including the Surviving Corporation) to recognize, each Company Employee's service with the Company prior to the Effective Time for purposes of such plans provided, however, that such recognition shall not result in a duplication of benefits.

           8.5. Welfare Plans. With respect to any welfare plan in which employees of the Company are eligible to participate after the Effective Time, Parent shall, or shall cause its subsidiaries (including the Surviving Corporation) to (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees to the extent such conditions were satisfied under the welfare plans of the Company prior to the Effective Time and
(ii) provide each such employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any analogous deductible or out-of-pocket requirements to the extent applicable under any such plan.

           8.6. Defined Contribution 401(k) Plan. Prior to the Effective Time, the Company shall, if requested to do so by Parent, terminate its defined contribution 401(k) plan. Parent shall provide, or shall cause its subsidiaries (including the Surviving Corporation) to provide, that the Company Employees are eligible to participate in a defined contribution 401(k) plan immediately following the Effective Time and that such defined contribution plan shall accept "eligible rollover distributions" for Company Employees from a terminated Company defined contribution 401(k) plan.

           8.7. WARN. The Parent shall be responsible for any Losses which may be incurred under WARN or under any state or local law with respect to plant closing, layoff or relocation or the like or with respect to any obligation to provide notice, payment or any other benefit as a result of or arising out of any termination of employment.

           8.8. Third-Party Rights. No provision of this Section 8 shall create any third-party beneficiary rights in any Company Employee or other Person (including without limitation any heir, beneficiary, executor, administrator or representative of a Company Employee or any other Person claiming through a Company Employee) or the Company with respect to employment or any term or condition thereof.

9. INDEMNIFICATION.

           9.1. Company's Indemnification. Subject to the limitations set forth in this Section 9, from and after the Closing, Parent, the Surviving Corporation and each of its stockholders, members, officers, directors, employees, agents and Affiliates (collectively, the "Parent Indemnitees") shall be indemnified and held harmless by the Company Equityholders, to the fullest extent permitted by law, from, against and in respect of Losses arising from or related to any of the following:

          (a) any breach or default in performance by the Company, the Shareholder Representative or any Company Equityholder of any covenant or agreement contained in this Agreement, the Support Agreement or in any Letter of Transmittal or any claim by any Broker against any Parent Indemnitee in connection with its claimed engagement by the Company or any Company Equityholder in connection with the Merger (other than for amounts included as Transaction Expenses);

          (b) any breach of, or any inaccuracy in, any representation or warranty when made by the Company in this Agreement, by any Shareholder in the Support Agreement or, in either case, as of the Closing or in any certificate, instrument or other document delivered by the Company or any Company Equityholder (including in such Company Equityholder's Letter of Transmittal) pursuant thereto;

          (c) the exercise of any Company Equityholder of any rights relating to Dissenting Shares;

          (d) any matter listed on Schedule 9.1(d);

          (e) any and all Taxes (or the non-payment thereof) of the Company (or any predecessor thereof) (i) for any taxable period of the Company ending on or prior to the Closing Date and (ii) for the portion ending at the close of business on the Closing Date of any Straddle Period (determined in accordance with Section 5.1.3); or

          (f) any claim by any Company Equityholder that the Merger Consideration paid to such Company Equityholder is less than what such Company Equityholder is entitled to receive in accordance with the Company's Charter and the WBCA.

Notwithstanding anything in this Agreement to the contrary, Parent Indemnitees shall be indemnified for a breach of, or inaccuracy in, the representations and warranties set forth in Section 3.11(v) only to the extent that the amount of any net operating losses for federal income tax purposes or the applicable limitations on any such losses under Sections 382 and 383 of the Code is determined to be 90% or less of the amount set forth on Schedule 3.11(v)(i) or
(ii), as the case may be.

           9.2. Monetary Limitations. Except as for matters set forth in Section 9.1(d) and (e) and as provided below, the aggregate amount for which Parent Indemnitees shall be indemnified for Losses under Section 9.1 shall in no event exceed the Indemnity Escrow Amount. Notwithstanding the foregoing, Parent Indemnitees shall be indemnified only to the extent that the aggregate of all such individual Losses incurred or sustained by Parent Indemnitees with respect to which Parent Indemnitees are entitled to indemnification under Section 9.1(b) (or Section 9.1(a), solely with respect to a breach of any covenant in Section 5.2) exceeds $660,000 (the "Basket") and, in such event, the indemnifying party shall be required to pay the entire amount of all such Losses above $330,000; provided, however, that the Indemnity Escrow Amount and the Basket limitations shall not apply to Losses related to the failure to be true and correct of any of the representations and warranties set forth in Section 3.1.2 (Approvals),
Section 3.1.4. (Capitalization), Section 3.11 (Taxes), and the representations and warranties as to capitalization, title and ownership of Company Securities made by each Company Equityholder in the Support Agreement or their respective Letters of Transmittal (collectively, the "Fundamental Representations"). For purposes of determining the breach of any representation or warranty for purposes of Section 9.1(b), any covenant in Section 5.2, or the amount of any Loss suffered by a Patent Indemnitee, "materiality", "Material Adverse Effect" and similar qualifications in Section 3, the Support Agreement or any Letter of Transmittal or other certificate or document shall be ignored.

           9.3. Limitations on Direct Company Equityholder Claims. Notwithstanding any other provision of this Agreement, in no event shall: (i) a Company Equityholder be liable for a breach of any other Company Equityholder's representations or warranties or covenants contained in the Support Agreement or its Letter of Transmittal or (ii) any Company Equityholder's liability for indemnification under this Agreement exceed such Company Equityholder's pro rata share of the Merger Consideration actually paid to such Company Equityholder pursuant to this Agreement.

           9.4. Loss Mitigation Limitations. The amount of Losses otherwise eligible for indemnification under this Section 9 shall be reduced by (a) the amount of any insurance proceeds actually recovered by any Parent Indemnitee in excess of Losses as to which such Parent Indemnitee is not fully indemnified hereunder; provided that any increased premiums or other costs incurred as a result of making a claim under any such insurance shall also constitute Losses hereunder, and provided further that no Parent Indemnitee shall be obligated to make a claim for insurance recovery if there is a reasonable risk that Parent Indemnitee will become un-insurable for any risks as a result, (b) any Tax Benefits any Parent Indemnitee is reasonably expected to realize as a result of the incurrence of such Losses no later than the end of the fifth taxable year following the taxable year in which any such Loss is incurred using an appropriate discount rate to reflect benefits reasonably expected to be realized in future years by reason of such Losses, in each case computed by reference to the highest federal and applicable state income tax rates reasonably expected to be applicable to the Parent Indemnitee in such future years and (c) any actual recovery from third parties (less the fees and expenses incurred to obtain such proceeds) in excess of Losses as to which any Parent Indemnitee is not fully indemnified hereunder. If any Losses are paid to Parent Indemnitee from the Indemnity Escrow Amount before any such insurance proceeds are received, the insurance proceeds as to which the Shareholders are entitled to the benefits hereunder shall be promptly deposited by the Surviving Corporation with the Escrow Agent and paid out in accordance with the Escrow Agreement. The Shareholder Representative and the Shareholders waive any rights to claim subrogation to any rights of any Parent Indemnitee.

           9.5. Time Limitations. Regardless of any investigation made at any time by or on behalf of any party hereto or of any information any party may have in respect thereof, and except as set forth herein, no claim may be made or suit instituted pursuant to Section 9.1(b) (or under Section 9.1(a) with respect to breach of any covenant set forth in Section 5.2) after the earlier of (a) eighteen (18) months following the Closing Date or (b) thirty (30) days after the Parent's independent accountants have delivered their Report of the Independent Auditors to the Parent for the fiscal year ended June 30, 2007; provided, however, that each Fundamental Representation shall survive the Closing until ninety (90) days following the expiration of the applicable statute of limitations with respect to the particular matter that is the subject matter thereof and; provided further that the representations and warranties set forth in Sections 3.6(b)(i) and 3.6(c)(i) as to Patents and Marks shall survive until twelve (12) months following the Closing Date. For purposes of this
Section 9, any claim for indemnification shall be duly made by delivering written notice of such claim describing with reasonable specificity (in light of the facts then known) the amount and basis of such claim to the Shareholder Representative prior to the applicable limitation date specified in this Section 9.5.

           9.6. Escrow Funds. Parent agrees that, except with respect to breaches of Fundamental Representations, any and all amounts payable by the Company Equityholders as a result of any claim by Parent Indemnitee for indemnification under Section 9.1(b) (or Section 9.1(a), solely with respect to breach of any covenant set forth in Section 5.2) shall be paid out of the Indemnity Escrow Amount established in accordance with the terms of the Escrow Agreement and, except with respect to breaches of Fundamental Representations, the Indemnity Escrow Amount shall be Parent Indemnitee's sole and exclusive source of payment for any and all claims for indemnification under Section 9.1(b) (or Section 9.1(a) solely with respect to breach of any covenant set forth in Section 5.2) from and after the Closing. Unless Parent reasonably believes that the Indemnity Escrow Amount will not be sufficient to satisfy anticipated indemnification claims that must be satisfied exclusively from the Indemnity Escrow Amount, Parent Indemnitees shall have the right to be paid for breach of Fundamental Representations or for indemnification in Section 3 of the Support Agreement from the Indemnity Escrow Amount, other than for breaches by any Company Equityholder contained in the Support Agreement or a Letter of Transmittal. Parent Indemnitees shall be obligated to pursue any claim for Losses for breaches of Fundamental Representations or pursuant to Section 2.9.7 once the Merger Price Escrow Amount is reduced to zero, first from the Indemnity Escrow Amount until such amount is no longer available or exhausted, and only then from the Company Equityholders, subject to the limits in Section 9.3.

           9.7. Third Party Claims. Promptly after the receipt by any Parent Indemnitee of notice of the commencement of any action against such Parent Indemnitee by a third party, such Parent Indemnitee shall give the Shareholder Representative written notice thereof in reasonable detail in light of the circumstances then known to such Parent Indemnitee. The failure to give such notice shall not relieve the Shareholder Representative from any obligation hereunder except where, and then solely to the extent that, such failure actually and materially prejudices the rights of the Shareholder Representative. If the claim (x) (I) is subject to the Basket and in excess thereof and (II) is not more than (or is not reasonably expected to be more than) 110% of the then-remaining Indemnity Escrow Amount or (y) is not subject to the Basket or limited by the Indemnity Escrow Amount, the Shareholder Representative shall have the right to defend such claim, with such costs to be deducted from the Indemnity Escrow and with counsel of its choice reasonably satisfactory to Parent Indemnitee, provided that (i) such claim does not seek an injunction or other equitable relief as a primary remedy, and is not a criminal claim and (ii) the Shareholder Representative conducts the defense of such claim actively and diligently. If the Shareholder Representative assumes the defense of such claim, Parent Indemnitee agrees to reasonably cooperate in such defense so long as Parent Indemnitee is not materially prejudiced thereby. So long as the Shareholder Representative is conducting the defense of such claim actively and diligently, Parent Indemnitee may retain separate co-counsel at its sole cost and expense and may participate in the defense of such claim. Neither the


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
Shareholder Representative nor any Parent Indemnitee will consent to the entry of any judgment or enter into any settlement with respect to such claim without the prior written consent of the other (which consent will not be unreasonably withheld or delayed, provided that such consent shall be granted in connection with any settlement (A) containing a full release of the party from whom such consent is so requested and (B) in the case of a consent from a Parent Indemnitee, involving only monetary damages fully paid by the Shareholders or from the Indemnity Escrow Amount). Notwithstanding the foregoing, a Parent Indemnitee shall be entitled to participate with separate counsel at the expense of the Company Equityholders if (i) so requested by Shareholder Representative or (ii) in the reasonable opinion of counsel to Parent Indemnitee, a conflict or potential conflict exists between the Company Equityholders and Parent Indemnitee. In the event the claim is subject to recovery only from the Indemnity Escrow Amount but is more than (or is reasonably expected to be more than) 110% of the amount then remaining thereunder, or Shareholder Representative does not or ceases to conduct the defense of such claim actively and diligently, Parent Indemnitee may defend against and, with the prior written consent of the Shareholder Representative (which consent shall not be unreasonably withheld or delayed), consent to the entry of any judgment or enter into any settlement with respect to, such claim. Regardless of which party shall assume the defense of such claim, each party shall provide to the other parties on request all information and documentation reasonably necessary to support and verify any Losses which give rise to such claim for indemnification and shall provide reasonable access to all books, records and personnel in their possession or under their control which would have a bearing on such claim.

           9.8. Certain Other Indemnity Matters. The sole and exclusive remedies of Parent Indemnitees as against any Company Equityholder from and after the Closing with respect to any and all claims of any kind whatsoever relating to breaches of representations and warranties under this Agreement or in any Letter of Transmittal shall be pursuant to the indemnification provisions set forth in this Section 9 and the Indemnity Escrow Amount, except in connection with any claim of fraud. In furtherance of the foregoing, Parent hereby waives, to the fullest extent permitted under applicable law, and agrees not to assert and to cause each of the other Parent Indemnitees not to assert in any action or proceeding of any kind, any and all rights, claims and causes of action it may now or hereafter have against any party hereto and any of their respective Affiliates and their respective members, partners, stockholders, officers, directors, employees, agents and representatives and their respective Affiliates relating to breaches of representations and warranties in this Agreement or in any Letter of Transmittal, other than claims for indemnification asserted as permitted by and in accordance with the provisions set forth in this Section 9 (including any such rights, claims or causes of action arising under or based upon common law or other Legal Requirements) or in connection with any claim of fraud. In no event shall any party be liable for punitive damages by reason of a breach of any representation, warranty, covenant or other provision contained in this Agreement or in any Schedule or certificate or other agreement delivered pursuant hereto. Any and all expenses incurred by the Shareholder Representative in connection with claims for indemnification under this Section 9 shall be paid exclusively from and limited to the Indemnity Escrow Amount.

           9.9. Tax Treatment of Indemnity Payments. The Company Equityholders and Parent agree to treat any indemnity payment made pursuant to this Section 9 as an adjustment to the Purchase Price for all income Tax purposes, except as may otherwise be required by law.

10. CONSENT TO JURISDICTION; JURY TRIAL WAIVER.


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
           10.1. CONSENT TO JURISDICTION. WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, THE PARTIES HERETO HEREBY EXPRESSLY AND IRREVOCABLY (i) AGREE AND CONSENT TO BE SUBJECT TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT LOCATED IN SEATTLE, WASHINGTON (AND IN THE ABSENCE OF FEDERAL JURISDICTION, THE PARTIES CONSENT TO BE SUBJECT TO THE EXCLUSIVE JURISDICTION OF THE STATE COURTS LOCATED IN KING COUNTY, WASHINGTON), (ii) AGREE NOT TO BRING ANY ACTION RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY OTHER COURT (EXCEPT TO ENFORCE THE JUDGMENT OF SUCH COURTS), (iii) AGREE NOT TO OBJECT TO VENUE IN SUCH COURTS OR TO CLAIM THAT SUCH FORUM IS INCONVENIENT AND (iv) AGREE THAT NOTICE OR THE SERVICE OF PROCESS IN ANY PROCEEDING SHALL BE PROPERLY SERVED OR DELIVERED IF DELIVERED IN THE MANNER CONTEMPLATED BY SECTION 12.5.

           10.2. WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES HERETO HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION CLAIM , CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. PARENT ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE COMPANY THAT THIS SECTION 11.2 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THE COMPANY IS RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT AND ANY OTHER AGREEMENTS RELATING HERETO OR CONTEMPLATED HEREBY. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 11.2 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

11. TERMINATION.

           11.1. Termination of Agreement. This Agreement may be terminated by the parties only as provided below:

          (a) Parent, Merger Sub and the Company may terminate this Agreement by mutual written consent at any time prior to the Closing.

          (b) Either Parent or Merger Sub may terminate this Agreement by delivering written notice to the Company at any time prior to the Closing in the event (i) the Company or the Shareholder Representative is in material breach of any representation, warranty, covenant or agreement contained in this Agreement, (ii) any Shareholder is in material breach of the Support Agreement or (iii) the Company or any employee of the Company listed on Schedule D is in material breach of his or her Employment Agreement, Parent has notified the Company of the breach and such breach has continued without cure for a period of thirty (30) days after delivery of such notice of breach, and there is a reasonable likelihood that such breach will result in an inability of the Company to satisfy the conditions set forth in Section 6.


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
          (c) The Company may terminate this Agreement by delivering written notice to Parent at any time prior to the Closing in the event Parent or Merger Sub is in material breach of any representation, warranty, covenant or agreement contained in this Agreement, the Company has notified Parent of the breach and such breach has continued without cure for a period of thirty (30) days after delivery of such notice of breach, and there is a reasonable likelihood that such breach will result in an inability of Parent to satisfy the conditions set forth in Section 7.

          (d) At any time on or after May 31, 2006 if the Closing of the transactions contemplated by this Agreement shall not have occurred by such date, the Company may terminate this Agreement by delivering written notice to Parent, and Parent or Merger Sub may terminate this Agreement by delivering written notice to the Company; provided, however, that no party may terminate this Agreement pursuant to this Section 11.1(d) if the failure to consummate the transactions contemplated by this Agreement on or before such date resulted from such party's breach of any representation or warranty made by it herein or the failure of such party to fulfill any covenant that is required to be fulfilled by it prior to Closing; and provided further that if the failure to consummate the Closing by such date is due to the failure to satisfy the condition set forth in Section 7.3, in which event, so long as the failure to satisfy such condition is not due to any action or failure to act by Parent, Parent may at its option extend such date for an additional period of up to one month.

          (e) By the Company or Parent if there shall be in effect a final nonappealable Governmental Order of a Governmental Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; it being agreed that, subject to the last sentence of Section 5.3.1. hereof, the parties hereto shall promptly appeal any adverse determination which is not nonappealable (and pursue such appeal with reasonable diligence); provided, however, that the right to terminate this Agreement under this Section 12.1(e) shall not be available to a party if such Governmental Order was primarily due to the failure of such party to perform any of its obligations under this Agreement.

          (f) By written notice from Parent to the Company that there has been an event, change, occurrence or circumstance, individually or in the aggregate with any such events, changes, occurrences or circumstances that has had or could reasonably be expected to have a Material Adverse Effect.

                11.1.2. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 11.1, all obligations of the parties hereunder (other than obligations under Section 11, which shall survive termination) shall terminate without any liability of any party to any other party; provided, however, that no termination by a party pursuant to clause (b),
(c), (e) or (f) of Section 11.1 shall relieve either party from any liability arising from or relating to any breach of any representation, warranty, covenant or agreement by such party prior to termination.

12.  MISCELLANEOUS.

           12.1. Entire Agreement; Waivers. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties with respect to such subject matter, other than the Confidentiality Agreement (which shall survive execution and delivery of this Agreement and shall survive any termination of this Agreement but shall terminate upon consummation of the Closing). No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), shall constitute a continuing waiver unless otherwise expressly provided nor shall be effective unless in writing and executed (a) by Parent in the case of a waiver by Parent, (b) by Merger Sub in the case of a waiver by Merger Sub and
(c) by the Company in the case of a waiver by the Company.

           12.2. Amendment or Modification. Except as set forth in Section 5.3.4, the parties hereto may not amend or modify this Agreement except in such manner as may be agreed upon by a written instrument executed by Parent, Merger Sub and the Company.

           12.3. Severability. In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, such provision shall (to the extent permitted under applicable law) be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law. The provisions hereof are severable, and in the event any provision hereof should be held invalid or unenforceable in any respect, it shall not invalidate, render unenforceable or otherwise affect any other provision hereof.

           12.4. Successors and Assigns. All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted transferees and assigns (each of which transferees and assigns shall be deemed to be a party hereto for all purposes hereof). (a) No transfer or assignment by any party hereto shall be permitted without the prior written consent of the other parties hereto and any such attempted transfer or assignment without consent shall be null and void; provided that no consent shall be required to an assignment of the rights of Parent or the Surviving Corporation hereunder in connection with a sale of the Surviving Corporation, or of all or substantially all of the assets of the Surviving Corporation or a pledge of any assets of Parent or Surviving Corporation as collateral security and, (b) other than as contemplated in clause
(a) above, no transfer or assignment by any party shall relieve such party of any of its obligations hereunder.

           12.5. Notices. Any notices or other communications required or permitted hereunder shall be deemed to have been properly delivered if in writing and delivered personally or sent by facsimile, Federal Express, or registered or certified mail, postage prepaid, addressed as follows:

          (a) if to Parent or Merger Sub or, if after the Closing to the Surviving Corporation, to:

                           The Reader's Digest Association, Inc.
                           Reader's Digest Road
                           Pleasantville, New York 10570-7000
                           Attention:  General Counsel
                           Telephone No.:  (914) 244-5069
                           Facsimile No.:  (914) 244-5644

                           with a copy to:

                           Weil, Gotshal & Manges LLP
                           767 Fifth Avenue
                           New York, New York  10153
                           Attention:   Christopher Aidun, Esq.
                           Telephone No.:  (212) 310-8926
                           Facsimile No.:  (212) 310-8007

          (b) if to the Company, to:

                           Allrecipes.com, Inc.
                           3317 Third Ave. S., Suite D
                           Seattle, Washington  98134
                           Attention:  President
                           Telephone No.:  (206) 292-3990
                           Facsimile No.:  (206) 292-1793

                           with a copy to:

                           Perkins Coie LLP
                           1201 Third Avenue, Suite 4800
                           Seattle, Washington  98101-3099
                           Attention:   David C. Clarke, Esq.
                           Telephone No.:  (206) 359-8000
                           Facsimile No.:  (206) 359-9000

          (c) if to the Shareholder Representative, to:

                           Mr. David Quinn
                           P.O. Box 1685
                           Edmonds, Washington  98020

                           Telephone No.:  (206) 200-4545
                           Facsimile No.:  (206) 542-8240

Unless otherwise specified herein, such notices or other communications shall be deemed given and delivered (a) on the date delivered, if delivered personally,
(b) two (2) Business Days after being sent by Federal Express, if sent by Federal Express, (c) one (1) Business Day after being sent, if sent by facsimile and (d) three (3) Business Days after being sent, if sent by registered or certified mail. Each of the parties hereto shall be entitled to specify a different address by delivering notice as aforesaid to each of the other parties hereto.

           12.6. Public Announcements. At all times no party hereto will issue or make any reports, statements or releases to the public with respect to this Agreement or the transactions contemplated hereby without the consent of the other parties hereto, which consent shall not be unreasonably withheld unless, in the sole judgment of Parent, disclosure is otherwise required by applicable Legal Requirements or by the applicable rules of any stock exchange on which Parent lists securities, provided that, to the extent required by applicable Legal Requirements, the party intending to make such release shall use its commercially reasonable efforts consistent with such applicable Legal Requirements to consult with the other party with respect to the text thereof. Each party hereto will also obtain the prior approval by the other parties hereto of any press release to be issued announcing the consummation of the transactions contemplated by this Agreement.

           12.7. Headings. Section and subsection headings are not to be considered part of this Agreement, are included solely for convenience, are not intended to be full or accurate descriptions of the content thereof and shall not affect the construction hereof.

           12.8. Disclosure. Any item listed or referred to in any Schedule pursuant to any Section of this Agreement shall be deemed to have been listed in or incorporated by reference into each other Schedule where such listing or description would be appropriate.

           12.9. Expenses. Regardless of whether the Merger and transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the transactions contemplated hereby shall be borne by the party incurring such expenses, except as otherwise expressly set forth herein.

           12.10. Amounts Paid and Calculated in U.S. Dollars. Any amounts which are contemplated to be calculated or paid or determined hereunder shall be calculated and paid in United States Dollars.

           12.11. Third Party Beneficiaries. Except as pursuant to Section 5.6 hereof, nothing in this Agreement is intended or shall be construed to entitle any Person other than the parties, their respective transferees and assigns permitted hereby to any claim, cause of action, remedy or right of any kind.

           12.12. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.


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
           12.13. Governing Law. This Agreement shall be governed by and construed in accordance with the domestic substantive laws of the State of Washington, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction except for provisions which by their terms shall governed by the corporate law of Delaware or Washington.

           12.14. Specific Performance. Each of the parties acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached or violated. Accordingly, each of the parties agrees that, without posting bond or other undertaking, the other parties will be entitled to an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any Action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity. Each party further agrees that, in the event of any action for specific performance in respect of such breach or violation, it will not assert that the defense that a remedy at law would be adequate.

           12.15. Negotiation of Agreement. Each of the Company, Parent and Merger Sub acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with consent and upon the advice of said independent counsel. Each party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto shall be deemed the work product of the parties and may not be construed against any party by reason of its preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against the party that drafted it is of no application and is hereby expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intentions of the parties and this Agreement.

         [The remainder of this page has been intentionally left blank.]


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
           IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Agreement to be executed, as of the date first above written by their respective officers thereunto duly authorized.

COMPANY:                                   ALLRECIPES.COM, INC.


                                           By: /s/ William R. Moore
                                              ----------------------------------
                                              Name:  William R. Moore
                                              Title: Chief Executive Officer and
                                                     President



PARENT:                                    THE READERS DIGEST ASSOCIATION, INC.


                                           By: /s/ Michael A. Brizel
                                              ----------------------------------
                                              Name:   Michael A. Brizel
                                              Title:  Senior Vice President and
                                                      General Counsel



MERGER SUB:                                RD MERGER SUB, INC.


                                           By: /s/ Michael A. Brizel
                                              ----------------------------------
                                              Name:  Michael A. Brizel
                                              Title: President



SHAREHOLDER:
REPRESENTATIVE
                                            /s/ David Quinn
                                           -------------------------------------
                                           David Quinn